UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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EDGEN GROUP INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EDGEN GROUP INC.

18444 HIGHLAND ROAD

BATON ROUGE, LOUISIANA 70809

LETTER FROM THE CHAIRMAN OF THE BOARD TO OUR STOCKHOLDERS

March 29, 2013

Dear Stockholders of Edgen Group Inc.,

I invite you to attend our 2013 Annual Meeting of the Stockholders on Friday, May 10, 2013, at 10:00 A.M. Central Daylight Time, to be held at our corporate office located at 18444 Highland Road, Baton Rouge, Louisiana 70809.

The proxy statement accompanying this letter describes the business we will consider at the Annual Meeting. It is important that you exercise your vote regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, I encourage you to consider the matters presented in the proxy statement and vote as soon as possible. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.

I hope that you will be able to join us on May 10th.

Sincerely,

Daniel J. O’Leary

Chairman of the Board, President and Chief Executive Officer

EDGEN GROUP INC.

18444 HIGHLAND ROAD

BATON ROUGE, LOUISIANA 70809

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2013

Dear Stockholders of Edgen Group Inc.:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Edgen Group Inc., a Delaware corporation (the “Company”), to be held at 18444 Highland Road, Baton Rouge, Louisiana 70809 on May 10, 2013, at 10:00 A.M. Central Daylight Time, for the following purposes:

1.	To elect two Class I directors to hold office for a three-year term ending at the 2016 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers (“say-on-pay” vote);

4.	To approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers (“say-on-frequency” vote); and

5.	To transact other business as may properly be brought before the Annual Meeting of Stockholders or any continuation, adjournment or postponement thereof.

Stockholders who owned Class A or Class B common stock (collectively, “common stock”) as of the close of business on the record date of March 18, 2013 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any continuation(s), adjournment(s) or postponement(s) thereof. In order to have your shares represented at the Annual Meeting, you can vote your shares of common stock through any one of the following methods: (i) properly execute and return the enclosed proxy card; (ii) vote online; or (iii) vote by telephone. A list of our stockholders as of the record date will be available for inspection at the office of the Company located at 18444 Highland Road, Baton Rouge, Louisiana, 70809 at least 10 days prior to the Annual Meeting of Stockholders.

This year, we are using the Securities and Exchange Commission’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials via the Internet. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On March 29, 2013, we mailed certain stockholders of record a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials electronically.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Laxton, III

Executive Vice President, Chief Financial Officer and Secretary

March 29, 2013

YOUR VOTE IS VERY IMPORTANT. Please read the entire proxy statement carefully and submit your proxy by completing and mailing the enclosed proxy card or provide your voting instructions by telephone or internet. If you hold shares of common stock through a broker, trust, bank or other nominee, your broker, trustee, bank or other nominee will vote your shares for you if you provide instructions to them on how to vote the shares. In the absence of instructions, your brokerage firm, bank or other nominee can only vote your shares on certain limited matters. It is important that you provide voting instructions because brokers, banks and other nominees no longer have the authority to vote your shares for the election of directors without instructions from you.

EDGEN GROUP INC.

18444 HIGHLAND ROAD

BATON ROUGE, LOUISIANA 70809

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2013

GENERAL INFORMATION

The Board of Directors (the “Board”) is soliciting your proxy for the 2013 Annual Meeting of Stockholders (the “Annual Meeting”). As a stockholder of Edgen Group Inc., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are entitled to vote this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to Edgen Group Inc. as “we,” “us,” “Edgen Group” or the “Company.”

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, is being mailed with this proxy statement. The Annual Report on Form 10-K is not part of the proxy solicitation material.

The Board is sending proxy material to you and all other stockholders on or about March 29, 2013. The Board is asking for you to vote your shares by completing and returning the proxy card, or by voting by telephone or Internet.

Stockholders who owned common stock as of the close of business on March 18, 2013 are entitled to notice of, and to vote at, the Annual Meeting or any continuation(s), adjournment(s) or postponement(s) thereof. At the close of business on March 18, 2013, there were 18,945,154 shares of Class A common stock and 24,343,138 shares of Class B common stock outstanding, and the holders of our Class A common stock and Class B common stock will vote together as a single class on all matters to be voted on at the Annual Meeting, with each share of common stock entitled to one vote.

EDGEN GROUP INC.

18444 HIGHLAND ROAD

BATON ROUGE, LOUISIANA 70809

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2013

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,

ANNUAL MEETING AND VOTING

Q:	What is this document?

A:	This document is the Proxy Statement of Edgen Group Inc. that is being furnished to stockholders in connection with our Annual Meeting of Stockholders to be held on May 10, 2013 (the “Annual Meeting”). A proxy card is also being furnished with this document.

We refer to Edgen Group Inc. throughout this Proxy Statement as “we,” “us,” the “Company,” “Edgen” or “Edgen Group.”

Q:	Why am I receiving this proxy statement?

A:	Our Board is soliciting your proxy to vote at our 2013 Annual Meeting of Stockholders because you owned shares of our common stock at the close of business on March 18, 2013, the record date for the Annual Meeting, and are therefore entitled to vote at the Annual Meeting. This Proxy Statement summarizes the information that you may consider in order to cast your vote at the Annual Meeting. You do not need to attend the Annual Meeting in person to vote your shares.

The proxy solicitation materials are being mailed to, or can be accessed online by, stockholders on or about March 29, 2013.

Q:	What is Notice and Access and why did Edgen Group elect to use it?

A:	We make our proxy solicitation materials available to stockholders electronically via the Internet under the Notice and Access regulations of the Securities and Exchange Commission (the “SEC”).

Most of our stockholders have received a Notice of Electronic Availability (“Notice”) in lieu of receiving a full set of proxy solicitation materials in the mail. This Notice includes information on how to access and review the proxy solicitation materials, and how to vote, via the Internet. We believe this method of delivery will decrease costs, expedite distribution of proxy solicitation materials to you, and reduce our environmental impact.

Stockholders who received a Notice but would like to receive a printed copy of the proxy solicitation materials in the mail should follow the instructions in the Notice for requesting such materials.

Q:	Who can vote at the Annual Meeting?

A:	Stockholders who owned shares of our Class A or Class B common stock as of the close of business on March 18, 2013 may attend and vote at the Annual Meeting. Each share of common stock is entitled to one vote, and all stockholders will vote together as a single class. There were 18,945,154 shares of Class A common stock and 24,343,138 shares of Class B common stock outstanding on March 18, 2013.

Q:	When and where will the Annual Meeting be held?

A:	The Annual Meeting will be held at 10:00 A.M. Central Daylight Time (11:00 A.M. Eastern Daylight Time) on Friday, May 10, 2013, at our Corporate Headquarters, located at 18444 Highland Road, Baton Rouge, Louisiana 70809.

Q:	What is the proxy card?

A:	The proxy card enables you to vote whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing the representatives of the Company named on your proxy card to vote your shares of common stock at the Annual Meeting, as you have instructed them on the proxy card.

If a proposal is properly presented for a vote at the Annual Meeting that is not on the proxy card, the representatives of the Company named on your proxy card will vote your shares in their discretion.

Q:	On what matters will I be voting?

A:	There are four proposals to be considered and voted on at the Annual Meeting:

1.	Proposal 1—to elect two Class I directors to hold office for a three-year term ending at the 2016 Annual Meeting of Stockholders or until their successors are elected and qualified.

2.	Proposal 2—to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.	Proposal 3—to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“say-on-pay” vote).

4.	Proposal 4—to approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of our named executive officers (“say-on-frequency” vote).

We will also consider other business that properly comes before the Annual Meeting in accordance with Delaware law and our Bylaws.

Q:	How does the Board recommend that I cast my vote?

A:	Our Board unanimously recommends that you vote:

•	FOR the two Class I director nominees listed in this proxy statement;

•	FOR the ratification of the appointment of our independent registered public accounting firm;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	In favor of holding future advisory votes on the compensation of our named executive officers EVERY 3 YEARS.

Q:	What is the difference between a record holder and a “street name” holder?

A:	If your shares of common stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of common stock are held in a brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

Q:	How do I vote?

A:	If you are a record holder:

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you do not mark your voting instructions on the proxy card, your shares will be voted:

•	FOR the election of the two Class I director nominees;

•	FOR the ratification of the appointment of our independent registered public accounting firm;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	In favor of holding future advisory votes on the compensation of our named executive officers EVERY 3 YEARS.

You may vote by telephone: You may do this by calling toll-free 1-866-390-5379 on a touch-tone phone and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote by Internet: You may do this by accessing www.proxypush.com/EDG and following the instructions. You will need your proxy card available if you vote by Internet.

You may vote in person at the Annual Meeting: We will distribute written ballots to any stockholder entitled to vote who attends the Annual Meeting. However, if you hold your shares in street name, you must request a proxy from your broker, trust, bank or other nominee in order to vote at the Annual Meeting.

If you are a “street name” holder: If you hold your shares of common stock in street name, you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions by Internet or telephone.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at our transfer agent or with brokerage firms or other nominees. Please complete and return all proxy cards you receive, or otherwise vote your shares by telephone or by Internet as described herein, to ensure that all of your shares are voted.

Q:	Will my shares be voted if I do not return my proxy card?

A:	If you are a record holder, your shares will not be voted if you do not return your proxy card. If you are a street name holder, your brokerage firm or other nominee, under certain circumstances, may vote your shares.

Brokerage firms and certain other nominees have authority under the New York Stock Exchange (“NYSE”) rules to vote customers’ shares on certain “routine” matters if the customer has not provided the brokerage firm or other nominee with voting instructions within a certain prescribed period of time before the Annual Meeting. A brokerage firm or other nominee cannot vote customers’ shares for which voting instructions are not provided on “non-routine” matters.

Proposals 1, 3 and 4 included in this proxy are all considered non-routine matters; as a result, a brokerage firm or other nominee cannot vote customers’ unvoted shares.

Proposal 2 included in this proxy is considered a routine matter; thus, a brokerage firm can vote customers’ unvoted shares. When a brokerage firm votes its customers’ shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the Annual Meeting.

Q:	How many shares must be present to hold the Annual Meeting?

A:	To hold the Annual Meeting and conduct business, a majority of our outstanding shares entitled to vote at the Annual Meeting as of the close of business on March 18, 2013 must be present in person or represented by proxy at the Annual Meeting. This is called a quorum. Shares are counted as present at the Annual Meeting if the stockholder either is present and votes in person at the Annual Meeting or has properly submitted a proxy card or voted their shares by telephone or Internet.

If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted toward the presence of a quorum. If a broker or other nominee indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter (i.e., a “broker non-vote”), those shares will not be counted as present or represented for purposes of determining whether stockholder approval of that matter has been obtained, but will be counted for purposes of establishing a quorum.

Q:	What is the effect of an abstention?

A:	Abstentions are not counted in the tally of votes “For” or “Against” a proposal. A “Withheld” vote is the same as an abstention. If you “Abstain” from voting on Proposal Two (ratification of KPMG LLP), Proposal Three (“say on pay” vote) or Proposal Four (“say-on-frequency” vote), the abstention will have the same effect as a vote against the proposal. If you “Abstain” from voting on Proposal One (election of directors), the abstention will not have an effect on the outcome of the vote.

Q:	May I revoke my proxy after I have voted?

A:	If you are a record holder, you may revoke your proxy and change your vote at any time before the polls close by submitting a subsequent proxy with a later date or by sending us a written revocation, which must be received by 4:00 P.M. Central Daylight Time on May 9, 2013 at the following address: Corporate Secretary, Edgen Group Inc., 18444 Highland Road, Baton Rouge, Louisiana 70809. Your proxy will also be considered revoked if you attend the Annual Meeting and vote in person.

If your shares are held in “street name” by a broker, trust, bank or other nominee, you must contact your broker, trust, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Q:	What are my choices when voting on the election of the two director nominees identified in this Proxy Statement and what vote is needed for a nominee to be elected?

A:	You may vote either “FOR” or “WITHHOLD” for each nominee. If you give your proxy without voting instructions, your shares will be counted as voting FOR each nominee. Directors are elected by a plurality of the votes at the Annual Meeting. As a result, the two nominees receiving the highest number of “FOR” votes will be elected as directors.

Q:	What are my choices when voting on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and what vote is needed to ratify their appointment?

A:	You may vote either “FOR” or “AGAINST” the ratification or you may “ABSTAIN” from voting. If you give your proxy without voting instructions, your shares will be counted as voting FOR the ratification. The affirmative vote of a majority of the votes properly cast is required to ratify the appointment of KPMG LLP.

Q:	What are my choices when voting on the advisory (non-binding) proposal regarding the compensation of our named executive officers (“say-on-pay”), and what vote is needed to approve the advisory say-on-pay proposal?

A:

You may vote either “FOR” or “AGAINST” the advisory say-on-pay proposal or you may “ABSTAIN” from voting. If you give your proxy without voting instructions, your shares will be counted as voting FOR the advisory (non-binding) proposal regarding the compensation of our named executive officers. The affirmative vote of a majority of the votes properly cast is required to approve, on an advisory basis, the say-on-pay vote. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions.

Q:	What are my choices when voting on the advisory (non-binding) proposal regarding the frequency of future advisory votes on the compensation of our named executive officers (“say-on-frequency”), and what vote is needed to approve the advisory say-on-pay proposal?

A:	You may vote to hold a non-binding advisory vote on the compensation of the Company’s named executive officers (a) once every three years, (b) once every two years or (c) once every year, or you may “ABSTAIN” from voting. A plurality of the votes cast is required to determine the choice of the stockholders with respect to the proposal. This means that whichever frequency receives the most votes, disregarding abstentions and broker non-votes, will be deemed the choice of the stockholders. As an advisory vote, this proposal is not binding on us. However, the Board values the opinions expressed by our stockholders and will consider the outcome of the vote when determining how frequently to hold the say-on-pay vote.

Q:	What happens if a director nominee is unable to stand for election?

A:	The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card or voted by telephone or Internet, the representatives of the Company named on your proxy card can vote your shares for a substitute nominee. The representatives cannot vote for more than two nominees.

Q:	Is my vote kept confidential?

A:	Proxy cards, telephone and Internet voting reports, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed to the Company except as required by law.

Q:	Where do I find voting results of the Annual Meeting?

A:	We will publish the final results in a Current Report on Form 8-K or in our Form 10-Q for the period ended March 31, 2013, which will be filed after the Annual Meeting. We will file that report with the Securities and Exchange Commission (“SEC”), and you can obtain a copy by contacting our Corporate Secretary at (225) 756-9868 or the SEC at (202) 551-8090 for the location of its nearest public reference room. You can also obtain a copy on the Internet through the Company’s website at www.edgengroup.com and SEC’s website at www.sec.gov.

Q:	How can I review the Company’s Annual Report on Form 10-K?

A:	Our Annual Report on Form 10-K, including the financial statements and the schedules thereto, is either being mailed to you together with this proxy statement or you have been provided the web address in the Notice for you to access our Annual Report on Form 10-K online. You may also view the Form 10-K, as well as our other proxy materials, on our website, www.edgengroup.com. You may also view, free of charge, the Form 10-K through the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2013.

The notice of the 2013 Annual Meeting of Stockholders, this proxy statement for the 2013 Annual Meeting of Stockholders, our Annual Report on Form 10-K and other proxy materials are available at www.proxydocs.com/EDG.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

Nomination

Our certificate of incorporation, as amended, provides that our Board will consist of such number of directors as our Board, by resolution, may from time to time determine, provided that, at all times there shall be no fewer than three directors and no greater than eleven directors. The size and composition of the Board shall be determined as to be appropriate for effective deliberation of issues relevant to our business and related interests. Rather than establishing director term limits, which have the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations, our Corporate Governance Guidelines provide for a review of each director’s continuation on the Board every three years, or every year in the event we no longer have a classified Board. As such, our certificate of incorporation provides that the directors of our Board are divided into three classes as nearly equal in number as possible. The exact number of directors is determined from time to time by the Board and currently consists of seven members. The term of each class is three years, and the term of one class expires each year in rotation.

Two Class I directors are to be elected at the Annual Meeting, to hold office until the 2016 Annual Meeting of Stockholders, or until their successors are elected and qualified. The remaining directors will continue to serve the terms consistent with their class, as noted below.

Our Board has nominated Daniel J. O’Leary and Edward J. DiPaolo to serve as Class I directors for a term of three years, expiring at the 2016 Annual Meeting of Stockholders, or until their successors are elected and qualified. Each of the nominees is currently a member of our Board.

Vote Required

To be elected as a director, a nominee must receive a plurality of the votes properly cast by the stockholders entitled to vote at the Annual Meeting. The two nominees receiving the most votes will be elected as members of our Board. The enclosed form of proxy provides a means for you to vote “For” or “Against” each of the two director nominees. Each of the nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his term as a director.

Board Recommendation

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN THIS PROXY STATEMENT.

Director Qualifications

Our Corporate Governance and Nominating Committee identifies individuals qualified to become members of our Board based on criteria delineated in our Corporate Governance Guidelines. Our Corporate Governance and Nominating Committee performs an assessment of each member’s skills and experience in the context of the needs of the Board. Our Corporate Governance Guidelines require our directors to possess the highest personal and professional ethics, integrity and values, and to be committed to representing the best interests of the stockholders.

The composition of our Board is balanced among four independent directors, two directors affiliated with certain investment funds managed by affiliates of Jefferies Capital Partners (“JCP”), our largest stockholder, and our President and Chief Executive Officer. That balance, to which each of our directors contributes, is important to us for the following reasons:

•

As independent directors, each of Messrs. DiPaolo, Gibara and Kennedy and Ms. Hostetler contributes an outside point of view that we value for providing multiple perspectives to our Board’s oversight and direction of our business. Each independent director also brings objectivity to the Board, which facilitates our Board’s decision-making process.

•	Because of their affiliation with JCP, each of Messrs. Daraviras and Luikart is particularly attuned to strategic, financial and other matters that may affect our stockholders’ investments in us.

•	Mr. O’Leary, as our President and Chief Executive Officer, brings his experience and in-depth knowledge of the Company and our industry, operations and business plans to our Board.

Directors

The following sets forth the names, ages and titles, as well as a brief description of the business experience of our director nominees and continuing directors:

Name	Age	Position
Daniel J. O’Leary	57	Chairman, President, Chief Executive Officer and Director Nominee
Edward J. DiPaolo	60	Director Nominee
Samir G. Gibara	73	Continuing Director
Cynthia L. Hostetler	50	Continuing Director
Nicholas Daraviras	39	Continuing Director
John J. Kennedy	60	Continuing Director
James L. Luikart	67	Continuing Director

Director Nominees

Class I—Terms Expiring 2013

Daniel J. O’Leary. Mr. O’Leary has been involved in the steel pipe and distribution industries for more than 35 years. He has served as the President and Chief Executive Officer of Edgen Group or our predecessor companies since August 2003, and as a member of the boards of directors of Edgen Group or of those predecessor companies since February 2003. He joined Edgen Corporation as President and Chief Operating Officer in January 2003. Prior to joining Edgen Murray Corporation, Mr. O’Leary served as President and Chief Operating Officer of Stupp Corporation, an independent manufacturer of electric-resistance welded custom steel line pipe, from 1995 to 2002. Prior to joining Stupp Corporation, he was Executive Vice-President and Chief Operating Officer of Maverick Tube Corporation, a pipe manufacturing company. He has also held management and executive positions with Red Man Pipe & Supply Company and Lone Star Steel Company. Mr. O’Leary is a former Vice-Chairman of the Committee on Pipe and Tube Imports and a member of the National Association of Steel Pipe Distributors. Mr. O’Leary is a graduate of the University of Tulsa with a B.S. in Education. Our Board believes that Mr. O’Leary’s depth of experience in the steel and pipe industry enables him to bring a unique and valuable business and managerial perspective to the Company.

Edward J. DiPaolo. Mr. DiPaolo has served on the board of directors of Edgen Group or of our predecessor companies since 2002. Mr. DiPaolo has more than 35 years of experience in energy services. He began his employment with Halliburton Energy Services in 1976, where he held several positions including Group Senior

Vice President of Global Business Development. In 2002, Mr. DiPaolo retired from Halliburton Energy Services. In August of 2003, he became an energy advisor to Growth Capital Partners, L.P. Growth Capital Partners, L.P. was acquired by Duff & Phelps in 2011, where Mr. DiPaolo continues to serve as a senior advisor. Mr. DiPaolo currently serves as a director of Evolution Petroleum Corporation, Willbros Group Inc. and several private companies. He previously served as a director of Boots & Coots International Well Control, Inc., Superior Well Services, Inc. and Innicor Subsurface Technologies, Inc. Mr. DiPaolo received a B.S. in Agricultural Engineering from West Virginia University. Our Board believes that Mr. DiPaolo’s many years of experience in the energy industry, together with his background in finance, provide him with extensive knowledge of our industry.

Continuing Directors

Class II—Terms Expiring 2014

Samir G. Gibara. Mr. Gibara is a director of Edgen Group and has served as such since the completion of our initial public offering (the “IPO”) in 2012. Mr. Gibara served as Chairman of the Board and Chief Executive Officer of The Goodyear Tire & Rubber Company from 1996 to his retirement in 2002 and remained as non-executive chairman until June 30, 2003. Mr. Gibara is a graduate of Cairo University and holds a M.B.A. from Harvard University and is married to Mr. Luikart’s sister-in-law. Mr. Gibara also attended the Kellogg Graduate School of Management at Northwestern University. He served on the boards of directors of Goodyear from 1996 until 2003, Sumitomo Rubber Industries Ltd., Japan from 1999 to 2003, Dana Corporation from 2004 until 2008, W&T Offshore from 2008 to 2013 and International Paper Company from 1999 until 2011, where he was a member of its Audit, Compensation and Governance Committees. Mr. Gibara served on the Dean’s Board of Advisors at the Harvard Business School from April 2007 until April 2011 and is a member of the Investment Committee of the University of Akron Foundation and the Summa Health Systems Foundation Board. Our Board believes Mr. Gibara brings extensive business, financial and management expertise to Edgen Group from his background as Chief Executive Officer of Goodyear, as well as from serving as a director with several other large companies.

Cynthia L. Hostetler. Ms. Hostetler is a director of Edgen Group and has served as such since the completion of the IPO. Ms. Hostetler has served as an independent trustee of the Artio Global Investment Funds since 2011 and as an independent director of Artio Global Equity Fund Inc. since 2010. Ms. Hostetler is also a member of the board of managers for TriLinc Global Impact Fund (“TriLinc”), an emerging markets debt fund. TriLinc is a public reporting company that does not trade. From 2001 until 2009 Ms. Hostetler served as the Head of Private Equity and Vice President of Investment Funds at the Overseas Private Investment Corporation. Until 2006, Ms. Hostetler was the President and a member of the Board of Directors of First Manhattan Bancorporation. Ms. Hostetler began her professional career as an attorney in the corporate/banking department of the law firm Simpson Thacher & Bartlett, and received a Bachelor of Arts degree from Southern Methodist University and her law degree from The University of Virginia School of Law. Our Board believes Ms. Hostetler brings to Edgen Group a deep understanding of both financial and managerial matters.

Class III—Terms Expiring 2015

Nicholas Daraviras. Mr. Daraviras has served on the board of directors of Edgen Group or of our predecessor companies since February 2005. Mr. Daraviras is a Managing Director of JCP. He joined JCP in 1996. Mr. Daraviras also serves as a director of The Sheridan Group, Inc., Fiesta Restaurant Group, Inc. and Carrols Restaurant Group, Inc. Mr. Daraviras received his B.S. and an M.B.A. from The Wharton School of the University of Pennsylvania. Our board believes that Mr. Daraviras’ financial expertise and experience advising portfolio companies of JCP enable him to assist the Board and the Company in effectively pursuing financing and acquisition opportunities.

John J. Kennedy. Mr. Kennedy was elected to the board of directors of Edgen Group on January 28, 2013. Mr. Kennedy served as President and Chief Executive Officer of Wilson International, a subsidiary of Schlumberger Ltd, from May 1999 until May 2012, when it was acquired by National Oilwell Varco. While at

Wilson International, Mr. Kennedy was responsible for its domestic and international distribution business providing pipes, valves and fittings as well as mill, tool and safety products and supply chain services to the upstream, midstream and downstream energy industry. He also served as Chief Financial Officer and Treasurer and in other financial positions of Smith International, Inc. from November 1986 to May 1999, when he transferred to Wilson International, which was acquired by Smith International in 1998. Prior to November 1986, Mr. Kennedy held senior financial positions at Bow Valley Petroleum Ltd. in the United Kingdom (currently a part of Talisman Energy). Mr. Kennedy’s previous board experience includes serving as a board member of CE Franklin Ltd, a public company quoted on the Toronto and NASDAQ exchanges. He served on the board from 1999 until April 2012, just prior to the acquisition of CE Franklin Ltd by National Oilwell Varco. Our board believes Mr. Kennedy’s significant energy industry experience and distribution experience, as well as his experience as a Chief Executive Officer and Chief Financial Officer, are a great asset for both our Board and our management as we continue to strive for growth and profitability.

James L. Luikart. Mr. Luikart has served on the board of directors of Edgen Group or of our predecessor companies since February 2005. Mr. Luikart is Executive Vice President of the general partner of Fund IV and one of the managing members of JCP. Mr. Luikart joined JCP in 1995 after spending more than 20 years with Citicorp, of which the last seven years were as Vice President of Citicorp Venture Capital, Limited. Mr. Luikart also serves as a director of The Sheridan Group, Inc. Mr. Luikart received a B.A. in History, magna cum laude from Yale University and an M.I.A. from Columbia University and is married to Mr. Gibara’s sister-in-law. The board believes that Mr. Luikart’s extensive experience in the financial services industry, together with his background in advising portfolio companies of JCP, brings to the Company and our Board valuable insight, especially in the areas of financing and acquisition opportunities.

CORPORATE GOVERNANCE

NYSE Controlled Company Exemption

We are a “controlled company” within the meaning of NYSE corporate governance rules. Under NYSE corporate governance rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including:

•	the requirement that a majority of the Board of Directors consists of independent directors;

•

the requirement that we have a Corporate Governance and Nominating Committee that is composed entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a Compensation Committee that is composed entirely of independent directors, with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the Corporate Governance and Nominating and Compensation Committees.

We utilize certain of the exemptions from NYSE corporate governance requirements. Specifically, although we do have a majority of independent directors on our Board, our Corporate Governance and Nominating and Compensation Committees do not consist entirely of independent directors, and we are not required to have an annual performance evaluation of our Corporate Governance and Nominating and Compensation Committees.

Director Independence

Because we are a “controlled company” under NYSE rules, we are exempt from the requirement to have a board of directors with a majority of independent members. Nonetheless, our Board has determined that four of our seven directors—Messrs. DiPaolo, Gibara and Kennedy and Ms. Hostetler—are independent under the NYSE’s listing standards. In making this determination, our Board has affirmatively determined that each of these directors meets the objective criteria for independence set forth by the NYSE, as well as the additional independence requirements imposed by the SEC for audit committee members which are incorporated into the NYSE’s listing standards. Our Board determined that none of the directors deemed independent has any material relationship, direct or indirect, to us other than as stockholders or through their service as directors. In making its determination, our Board considered business transactions, relationships and arrangements involving these directors, including that, in the ordinary course of business, we have done work for and received payments from Willbros, for which Mr. DiPaolo is a director, and we have historically retained and still retain Duff & Phelps, for which Mr. DiPaolo serves as a senior advisor, to perform certain valuation services for us. Mr. DiPaolo has no direct participation in any such transaction, and as such, our Board affirmatively determined that Mr. DiPaolo qualifies as an independent director.

Board Leadership Structure

Mr. O’Leary currently serves as our Chairman of the Board and as our President and Chief Executive Officer. Our Board does not have a policy with respect to the separation of the roles of Chairman of the Board and Chief Executive Officer. Our Board believes that its current leadership structure is in the Company’s and its stockholders’ best interests, as Mr. O’Leary has more than 35 years of experience in the steel pipe and distribution industries, and has served as President and Chief Executive Officer of Edgen Group or our predecessor companies since August 2003.

Our Board believes that having Mr. O’Leary act in both roles makes the best use of Mr. O’Leary’s extensive knowledge of the Company and our interest, as well as fosters greater communication between management and our Board. We believe that it is important that Mr. O’Leary continue to serve as our Chairman of the Board in order to give management a strong voice and influence in the Company notwithstanding that JCP controls a majority of our voting stock.

We do not have a lead independent director but do have a standing Audit Committee composed solely of independent directors. For information about the role the Audit Committee plays in the leadership of the Board, see “Role of the Board in Risk Oversight” and “Audit Committee.”

Our Board will continue to assess the merits of this structure based on regular assessments of our current condition and our Board’s overall composition.

Board Diversity

The members of the Corporate Governance and Nominating Committee consider the professional experience, education, independence and other diversity factors in the director nomination process; however, the Corporate Governance and Nominating Committee does not have any formal policy regarding board diversity.

Role of the Board in Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the Board. The Audit Committee receives periodic reports regarding management’s assessment of risks. In addition, the Audit Committee reports regularly to the Board, which also considers our risk profile. The Audit Committee and the Board focus on the most significant risks we face and our general risk management strategies. While our Board oversees our risk management, Company management is responsible for day-to-day risk management processes. Our Board expects Company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our board leadership structure, which also emphasizes the independence of the Board in its oversight of our business and affairs, will support this approach.

Committees of the Board

The Board currently maintains as its standing committees an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The charter for each of these committees is available in the Committees section of our website at www.edgengroup.com.

The following provides a description of certain functions, current membership and meeting information for each of the Board committees for 2012:

Audit Committee

Our Audit Committee met four times during 2012. Specific responsibilities of our Audit Committee include, among other things:

•	overseeing our financial reporting processes on behalf of our Board;

•

evaluating the performance, and assessing the qualifications, of our independent registered public accounting firm and recommending to our Board the appointment of, and compensation for, our independent registered public accounting firm for the purpose of preparing or issuing a registered public accounting firm report or performing other audit, review or attest services;

•	determining and approving the engagement of, and compensation to be paid to, our independent registered public accounting firm;

•

determining and approving the engagement, prior to the commencement of such engagement, of, and compensation for, our independent registered public accounting firm to perform any proposed permissible non-audit services;

•	conferring with our independent registered public accounting firm and with our management regarding the scope, adequacy and effectiveness of internal control over financial reporting in effect;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our Code of Conduct and Ethics;

•

reviewing and discussing with our management and independent registered public accounting firm, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and investment and hedging policies and the steps taken by our management to monitor and control these exposures; and

•	reviewing our compliance with environmental, health and safety and other laws and regulations that may have an impact on our financial results.

The current members of the Audit Committee are Messrs. DiPaolo, Gibara and Kennedy and Ms. Hostetler. Our Board has determined that each of the members is independent as defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under the NYSE listing standards and that Messrs. Gibara and Kennedy qualify as “audit committee financial experts” as such term is defined in Item 407(d)(5) of Regulation S-K. Furthermore, each member of the Audit Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Compensation Committee

Our Compensation Committee met 4 times during 2012. Specific responsibilities of our Compensation Committee include, among other things:

•	reviewing and making recommendations to our Board with respect to our senior management in relation to their annual base salary, annual incentive bonus, including specific performance goals and amount, equity compensation, agreements of employment, severance and change in control and other benefits, compensations, compensation policies or arrangements;

•	reviewing and making recommendations to our Board regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined;

•	overseeing executive officer succession planning;

•	preparing any report on compensation to be included in our periodic filings or proxy statement; and

•

acting as administrator of our equity incentive plan and annual performance based cash bonus plan and determining their use, from time to time, as a form of incentive compensation for those entitled to receive grants of stock options, cash awards and other benefits under those plans.

The current members of the Compensation Committee are Messrs. Daraviras, DiPaolo, Kennedy and Luikart. The Board has determined that Messrs. Daraviras and Luikart are not independent under the NYSE independence rules. We have availed ourselves of the “controlled company” exemption under NYSE corporate governance rules, which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.

During 2012, the Chairman of the Compensation Committee and Mr. O’Leary, our CEO, prepared and distributed to the Compensation Committee members meeting agendas, Company reports and other relevant data in preparation for each Compensation Committee meeting. In addition, in conjunction with our CEO, he prepared and presented specific compensation proposals to the Compensation Committee, including Mr. O’Leary’s respective assessment of individual executive officer performance (other than his own) and recommended non-equity compensation amounts for our other NEOs. The Compensation Committee retained Mercer LLC (“Mercer”) as its compensation consultant in 2012. For more information regarding the engagement of Mercer, see “COMPENSATION DISCUSSION AND ANALYSIS” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee met two times during 2012. Specific responsibilities of our Corporate Governance and Nominating Committee include, among other things:

•	reviewing board structure, composition and practices, and making recommendations on these matters to our Board;

•	reviewing, soliciting and making recommendations to our board of directors and stockholders with respect to candidates for election to the Board;

•	overseeing our Board’s performance and self-evaluation process;

•	reviewing the compensation payable to Board and committee members and providing recommendations to our Board in regard thereto; and

•	developing and reviewing a set of corporate governance principles for our Company.

The current members of the Corporate Governance and Nominating Committee are Messrs. Daraviras, DiPaolo and Gibara and Ms. Hostetler. The Board has determined that Mr. Daraviras is not independent. We have availed ourselves of the “controlled company” exception under NYSE corporate governance rules, which exempts us from the requirement that we have a Corporate Governance and Nominating Committee composed entirely of independent directors.

Board of Directors

Our Board is responsible for overseeing the overall performance of the Company. Members of our Board are kept informed of the Company’s business primarily through discussions with the Chief Executive Officer and other members of our management, by reviewing materials provided to them and by participating in Board and committee meetings.

Our Corporate Governance Guidelines require that the entire Board meet on at least a quarterly basis. In 2012, our Board held five meetings, and each director attended all meetings of our Board and the standing committees of our Board on which he or she served. The non-management directors of the Board schedule regular executive sessions where non-management directors meet without management participation. One such meeting was held in 2012. Mr. DiPaolo presides over executive sessions of the non-management directors. In addition, as required by the Corporate Governance Guidelines, the independent directors met in executive session without the presence of non-independent directors and management once during 2012.

The following chart depicts the current membership of each of our committees:

Director	Board		Audit Committee		Compensation Committee		Corporate Governance and Nominating Committee
Daniel J. O’Leary		C
Nicholas Daraviras
Edward J. DiPaolo						C
Samir G. Gibara				C
Cynthia L. Hostetler								C
John J. Kennedy (1)
James L. Luikart

C = Chairperson     = member

(1)	Mr. Kennedy was elected to the Board of Directors of Edgen Group on January 28, 2013.

Contacting the Board of Directors

Any stockholder or other interested party may communicate directly with our non-management directors or the full Board. Communications should be submitted in writing to the Chairman of the Corporate Governance and Nominating Committee in care of the Corporate Secretary, Edgen Group Inc., 18444 Highland Road, Baton Rouge, Louisiana 70809.

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We generally will not forward to the directors a stockholder communication that we determine to be primarily commercial in nature or that relates to an improper or irrelevant topic, or that requests general information about the Company.

Consideration of Director Candidates

The Corporate Governance and Nominating Committee administers the process for nominating and considering candidates to serve on the Board. The Corporate Governance and Nominating Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the stockholders and for nominating candidates to be considered for election by stockholders at our Annual Meeting.

The Corporate Governance and Nominating Committee uses a variety of methods to identify potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or stockholders of the Company. When reviewing and recommending candidates to join the Board, the Corporate Governance and Nominating Committee may consider the professional experience, education, independence and other diversity factors in the director nomination process; however, the Corporate Governance and Nominating Committee does not have any formal policy regarding board diversity.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as applied to candidates identified through other means. Stockholders seeking to recommend a prospective director candidate for the Corporate Governance and Nominating Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company and all other information and documentation required by our Bylaws, by mail to: Corporate Secretary, Edgen Group Inc., 18444 Highland Road, Baton Rouge, Louisiana 70809.

Corporate Governance Practices

Our Board has adopted Corporate Governance Guidelines, a Code of Conduct and Ethics for Employees, Officers and Directors and charters for each of its standing committees (the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.) These documents are included in the Corporate Governance and Committees sections of our website at www.edgengroup.com.

Corporate Governance Guidelines

The Corporate Governance Guidelines, adopted by our Board, are a set of principles that provide a framework for our corporate governance. The Board adopted the Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. The Corporate Governance Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations.

Code of Conduct and Ethics

The Board has adopted a Code of Conduct and Ethics for Employees, Officers and Directors, which is a “code of ethics” as defined by the applicable rules of the SEC. This Code has been posted on our website at www.edgengroup.com. We intend to post on our website amendments to or waivers from our Code of Conduct and Ethics required to be disclosed pursuant to applicable rules and regulations.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

We currently compensate our non-employee directors, other than Mr. Daraviras and Mr. Luikart, who are affiliated with JCP, with an annual retainer of $35,000, paid quarterly. The Chairman of each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee receives an additional annual retainer of $15,000, $10,000 and $10,000, respectively. Other than the Chairman of each committee, non-employee directors receive $5,000 annually for each committee on which they serve as a member.

During 2012, in addition to the annual retainers, each non-employee director, other than Mr. Daraviras and Mr. Luikart, received a grant having a grant date fair value of approximately $150,000, which amounted to 20,463 shares of restricted stock, which vest ratably over three years.

We reimburse our non-employee directors for travel and out-of-pocket expenses incurred in connection with attendance at Board and committee meetings, other meetings on our behalf and director education programs.

The table below summarizes the compensation earned by our non-employee directors for the year ended December 31, 2012.

Mr. O’Leary, our Chairman of the Board, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. O’Leary as an employee of the Company is shown in the Summary Compensation Table.

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Nicholas Daraviras	—	—	—
Edward J. DiPaolo (3)	56,250	149,994	206,244
Samir G. Gibara	41,250	149,994	191,244
Cynthia L. Hostetler	37,500	149,994	187,494
James L. Luikart	—	—	—

(1)	Amounts shown in this column reflect the total cash compensation earned by each non-employee director in 2012 in accordance with the Board and committee retainers set in connection with our IPO. Also included for Mr. DiPaolo are fees received for director services prior to the establishment of compensation for our Board and Committees.
(2)	This column represents the total grant date fair value, computed in accordance with Accounting Standards Codification Topic 718 Compensation—Stock Compensation (ASC 718), of stock awards granted during 2012. The fair value of stock awards is calculated using the last quoted sale price of a share of our common stock on the NYSE on the grant date. The restricted stock awards granted vest ratably over a three year period.

As of December 31, 2012, our non-employee directors had the following aggregate number of unvested restricted stock awards: Mr. DiPaolo—24,487, Mr. Gibara—20,463 and Ms. Hostetler—20,463.

(3)	As of December 31, 2012, Mr. DiPaolo had an aggregate number of outstanding option awards of 16,319. None of our other non-employee directors had outstanding option awards as of December 31, 2012.

Mr. Kennedy was elected to the Board of Directors on January 28, 2013. Accordingly, he received no compensation for 2012.

Director Stock Ownership Requirements

Our NEOs and non-employee directors are also subject to minimum stock ownership requirements. Our directors are required to retain a number of shares of our stock or other equivalent equity awards equal to 60% of the total number of such awards received as long-term incentive compensation in the immediately preceding three years. Our directors have three years from the later of their date of first employment and the date of the adoption of the stock retention requirements, which is January 28, 2013, to comply with the requirements and must comply on a pro-rata basis until such compliance deadline. Each director is either in compliance with the ownership requirements or is on target to be in compliance by the compliance deadline.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members is or has been a Company officer or employee or has or has had any relationship with the Company requiring disclosure. During 2012, none of our named executive officers (NEOs) served on the board of directors, the compensation committee or any similar committee of another entity of which a NEO served on our Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Explanatory Note

In connection with our IPO, we entered into two separate Exchange Agreements with Edgen Murray II, L.P. (“EM II LP”) and Bourland & Leverich Holdings LLC (“B&L Holdings”), which, subject to certain limitations and the terms specified in the applicable Exchange Agreement, allow each of EM II LP and B&L Holdings to exchange from time to time (the “Exchange Rights”) their shares of Class B common stock and membership units of our subsidiary EDG Holdco LLC (“EDG LLC”) for shares of our Class A common stock on a one-for-one basis (subject to customary adjustments for stock splits, distributions and similar events) or, at our election, cash, as provided by the applicable Exchange Agreement. To date, no Exchange Rights have been exercised. See “Certain Relationships and Related Party Transactions” for further information regarding our ownership structure and our relationships with EM II LP and B&L Holdings.

The following table sets forth how much Class A common stock and membership units of EDG LLC is owned by (i) our directors, (ii) our NEOs, (iii) all executive officers and directors as a group and (iv) all persons who are known to own beneficially more than 5% of our voting securities, as of March 18, 2013 under each of the circumstances described below.

	SHARES OF CLASS A COMMON STOCK BENEFICIALLY OWNED ASSUMING NO EXERCISE OF THE EXCHANGE RIGHTS (1)		SHARES OF CLASS A COMMON STOCK BENEFICIALLY OWNED ASSUMING FULL EXERCISE OF THE EXCHANGE RIGHTS (1)		MEMBERSHIP UNITS OF EDG LLC BENEFICIALLY OWNED ASSUMING NO EXERCISE OF THE EXCHANGE RIGHTS (1)		MEMBERSHIP UNITS OF EDG LLC BENEFICIALLY OWNED ASSUMING FULL EXERCISE OF THE EXCHANGE RIGHTS (1)		COMBINED VOTING POWER OF EDGEN GROUP ASSUMING NO EXERCISE OF THE EXCHANGE RIGHTS (1)(2)	COMBINED VOTING POWER OF EDGEN GROUP ASSUMING FULL EXERCISE OF THE EXCHANGE RIGHTS (1)(2)
	NUMBER	PERCENT	NUMBER	PERCENT	NUMBER	PERCENT	NUMBER	PERCENT	PERCENT	PERCENT
Principal stockholders:
EM II LP(3)	—	—	12,615,230	29.1%	12,615,230	29.1%	—	—	29.1%	29.1%
B&L Holdings(3)	—	—	11,727,908	27.1%	11,727,908	27.1%	—	—	27.1%	27.1%
KDI Capital Partners, LLC(4)	1,721,286	9.1%	1,721,286	4.0%	—	—	—	—	4.0%	4.0%
FMR LLC(5)	1,214,454	6.4%	1,214,454	2.8%	—	—	—	—	2.8%	2.8%
Passport Capital LLC(6)	1,167,591	6.2%	1,167,591	2.7%	—	—	—	—	2.7%	2.7%
Federated Investors Inc,(7)	984,588	5.2%	984,588	2.3%	—	—	—	—	2.3%	2.3%
NEOs and Directors:
Daniel J. O’Leary(9)	874,286	4.6%	874,286	2.0%	—	—	—	—	2.0%	2.0%
David L. Laxton, III(9)	381,147	2.0%	381,147	*	—	—	—	—	*	*
Robert F. Dvorak(10)	169,028	*	169,028	*	—	—	—	—	*	*
Craig S. Kiefer(9)	207,183	1.1%	207,183	*	—	—	—	—	*	*
Daniel D. Keaton(9)	96,546	*	96,546	*	—	—	—	—	*	*
Nicholas Daraviras(11)	—	—	—	—	—	—	—	—	—	*
James L. Luikart(8)(11)	30,000	*	24,373,138	56.3%	24,343,138	56.2%	—	—	56.3%	56.3%
Edward J. DiPaolo(12)	65,367	*	65,367	*	—	—	—	—	*	*
Samir G. Gibara(9)	20,463	*	20,463	*	—	—	—	—	*	*
Cynthia L. Hostetler(9)	20,463	*	20,463	*	—	—	—	—	*	*
John J. Kennedy(9)	14,091	*	14,091	*	—	—	—	—	*	*
All officers and directors as a group (11 persons)	1,878,574	9.8%	26,221,712	60.2%	24,343,138	56.2%	—	—	60.2%	60.2%

*	Less than 1%
(1)	Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power, investment power, or both, and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days. In the columns that assume no exercise of the Exchange Rights, we have not shown as beneficially owned the shares of our Class A common stock issuable upon exercise of the Exchange Rights. For purposes of this table, in the columns that assume full exercise of the Exchange Rights, we have assumed the Exchange Rights are settled solely for shares of our Class A common stock.
(2)	Percentage of total voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Our Class B common stock does not have any of the economic rights associated with our Class A common stock.
(3)

EM II LP is controlled by its general partner, Edgen Murray II GP, LLC, which is in turn controlled by Jefferies Capital Partners IV, L.P. Jefferies Capital Partners IV, L.P. also controls B&L Holdings pursuant to the amended and restated operating agreement of B&L Holdings. Brian P. Friedman, who is the President of the general partner of this fund, and James L. Luikart, who is the Executive Vice President of the general partner of this fund, are the managing members of the manager of this fund and may be considered the beneficial owners of the shares owned by this fund. Messrs. Friedman and Luikart share voting and investment power over the shares of Class A common and Class B common stock held by each of EM II LP and B&L Holdings through their management of JCP, but they each expressly disclaim beneficial ownership of such shares, except to the extent of each of their pecuniary interests therein. The address for this fund is 520 Madison Avenue, 10th Floor, New York, New York 10022. Prior to the exercise of any Exchange Rights, all outstanding shares of our Class B common stock are held by EM II LP and B&L Holdings, which is controlled by this fund. As a result, this fund is the beneficial owner of all of our outstanding Class B common stock. Mr. Friedman also directly owns and has the power to dispose of and vote 455,535 shares of Class A common stock acquired by him in the open market.
(4)	Based on Schedule 13G filed on February 14, 2013 by KDI Capital Partners, LLC with the SEC. The address of KDI Capital Partners is 4101 Lake Boone Trail, Suite 218, Raleigh, North Carolina 27607
(5)	Based on Schedule 13G/A filed on February 14, 2013 by FMR LLC with the SEC. The address of FMR, LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(6)	Based on Schedule 13G filed on February 15, 2013 by Passport Capital LLC with the SEC. The address of Passport Capital LLC is One Market Street, Steuart Tower, Ste. 2200, San Francisco, California 94105.
(7)	Based on Schedule 13G filed on February 12, 2013 by Federated Investors Inc. with the SEC. The address of Federated Investors Inc. is Federated Investors Tower, Pittsburgh, Pennsylvania 15222.
(8)	Consists of 30,000 shares held by Mr. Luikart directly and 24,343,138 shares held by EM II LP and B&L Holdings, which are controlled by Jefferies Capital Partners IV, L.P. Mr. Luikart, who is the Executive Vice President of the general partner of Jefferies Capital Partners IV, L.P., is a managing member of the manager of this fund and may be considered the beneficial owner of the shares owned by this fund, but he expressly disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(9)	The address of each such person is c/o Edgen Group Inc., 18444 Highland Road, Baton Rouge, Louisiana 70809.
(10)	The address of Mr. Dvorak is P.O. Box 778, Pampa, Texas 79066-0778.
(11)	The address of each such person is c/o Jeffries Capital Partners, 520 Madison Avenue, 12th Floor, New York, New York 10022.
(12)	The address of Mr. DiPaolo is 363 N. Sam Houston Parkway East, Suite 550, Houston, Texas 77060.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm to audit our combined consolidated financial statements for the year ending December 31, 2012. During 2012, KPMG LLP served as our independent registered public accounting firm and also provided certain tax and other audit related services.

As a matter of good corporate governance, the appointment of KPMG LLP is being presented to the stockholders for ratification. Although action by the stockholders on this matter is not required under Delaware law or the Sarbanes-Oxley Act of 2002, as amended, or the rules of the SEC promulgated thereunder, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this appointment in light of the role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.

We expect that representatives of KPMG LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The Audit Committee selected, and the Board of Directors ratified, KPMG LLP to serve as the independent registered public accounting firm for the Company to perform the annual audit of our financial statements for 2012 and 2011, and to provide other auditing and advisory services during each year.

Principal accounting fees were as follows:

	2012	2011
Audit Fees	$1,952,560	$3,110,550
Audit Related Fees	—	—
Tax Fees	269,292	50,964
All Other Fees	11,700	15,600

Total	$2,233,552	$3,177,114

Audit Fees. Audit fees represent the fees for audits of our annual financial statements and review of our quarterly financial statements included in our Forms 10-K and 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years, such as any filings related to acquisitions, the issuance of consents and assistance with review of documents filed with the SEC. This category also includes fees incurred for accounting matters that arose during, or as a result of, the audit or review of interim financial statements and statutory audits required by non-U.S. jurisdictions.

Audit-Related Fees. Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees. No such services were rendered by KPMG LLP during 2012 and 2011.

Tax Fees. Tax fees are those fees for professional services rendered in connection with tax compliance, tax advice and tax planning.

All Other Fees. All other fees represent amounts for services not classifiable under the other categories listed in the table above. These fees include certain statutory and other reporting requirements for 2012 and 2011.

The Audit Committee approved all of these fees in advance. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the engagement letter and all audit fees set forth in such letter for the independent registered public accounting firm. In addition, the Audit Committee reviews proposed audit, audit-related, tax and other services that management desires the independent registered public accounting firm to perform to ensure that such services and the proposed fees related to the services will not impair the independent registered public accounting firm’s independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission. The Audit Committee concluded that such services in 2012 and 2011 did not impair their independence.

Vote Required

The accompanying proxy will be voted in favor of the proposal unless the stockholder indicates to the contrary on the proxy. The proposal will be approved by the affirmative vote of a majority of the votes properly cast by the stockholders entitled to vote on the proposal.

Board Recommendation

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, composed entirely of independent directors, has reviewed and discussed with management and the independent registered public accounting firm, KPMG LLP, the Company’s audited combined consolidated financial statements for the year ended December 31, 2012. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed KPMG LLP’s independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited combined consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission. The Audit Committee also has appointed, and has requested stockholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

AUDIT COMMITTEE

Samir G. Gibara, Chairman

Edward J. DiPaolo

Cynthia L. Hostetler

John J. Kennedy

EXECUTIVE MANAGEMENT TEAM

The following sets forth the names, ages and titles, as well as a brief description of the business experience of our executive officers.

Name	Age	Position
Daniel J. O’Leary	57	Chairman, President, Chief Executive Officer and Director Nominee
David L. Laxton, III	63	Executive Vice President, Chief Financial Officer and Secretary
Robert F. Dvorak	58	President—OCTG Segment, Bourland & Leverich
Craig S. Kiefer	58	President—E&I Segment, Edgen Murray
Daniel D. Keaton	44	Senior Vice President and Chief Accounting Officer

Daniel J. O’Leary. For biographical information about Mr. O’Leary, see “Director Nominees” above.

David L. Laxton, III. Mr. Laxton has more than 20 years of experience in industrial distribution. Mr. Laxton has served as the Executive Vice President and Chief Financial Officer of Edgen Group or of our predecessor companies since joining us in 1996. Prior to joining us, Mr. Laxton served as Chief Financial Officer of a distributor of tube fittings, controls and filtration products from January 1991 to December 1996. Mr. Laxton has also held consulting positions with a big four accounting firm and with an investment banking firm. Mr. Laxton is currently Chairman of American Gateway Bank and is the former president of the Baton Rouge Chapter of the National Association of Purchasing Management. Mr. Laxton received a B.A. in History and an M.S. in Accounting from Louisiana State University.

Robert F. Dvorak. Mr. Dvorak has been involved in the OCTG industry for over 29 years. From 2002 until August 2010, Mr. Dvorak served as Vice President of Sales & Marketing of B&L Predecessor and became Chief Executive Officer of B&L Predecessor in August 2010. Mr. Dvorak became the President—OCTG Segment, Bourland & Leverich in May 2012. Prior to joining B&L Predecessor Mr. Dvorak served as Vice President of Sales and Marketing for Red Man Pipe & Supply Company where he was responsible for sales in all phases of the company’s business. Prior to joining Red Man, he was Vice President of Marketing for Bovaird Supply Company. Mr. Dvorak began his career in sales with Republic Supply in 1981 where he became Dallas Area Manager. He is a member of the Independent Petroleum Association of America and the Colorado Oil and Gas Association. Mr. Dvorak is a graduate of New Mexico State University with a B.S. in Education.

Craig S. Kiefer. Mr. Kiefer has more than 30 years of experience in the industrial distribution sector and manages our global energy and infrastructure operations. Mr. Kiefer joined Edgen Corporation in April 2002 as the President of Service Industrial Supply Co. He was promoted to President of Edgen Murray Corporation’s Carbon Products Group in March 2003, became Executive Vice President—General Manager, Western Hemisphere in January 2008 and then was promoted to Executive Vice President and Chief Operating Officer of the predecessor company of Edgen Group in June 2011. Mr. Kiefer became the President—E&I Segment, Edgen Murray in May 2012. Prior to joining us, Mr. Kiefer was President and Chief Executive Officer of Service Industrial Supply Co., which he formed in 1979 and which was acquired by Edgen Corporation in 2002.

Daniel D. Keaton. Mr. Keaton has worked in the finance and accounting department at Edgen Group in roles of increasing responsibility for over 15 years. Prior to his current role, he has been Vice President and Chief Financial Officer of Edgen Group’s Western Hemisphere operations since 2008 and was Vice President and Controller of Edgen Murray Corporation, a subsidiary of Edgen Group, from 2004. Mr. Keaton was appointed to his current position in February 2011. Prior to joining Edgen Murray Corporation, Mr. Keaton served as the controller for a heavy equipment manufacturer and also provided audit and advisory services with a big four accounting firm. Mr. Keaton received a B.A. in Accounting from Louisiana State University.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation program and a description of the material factors underlying the decisions which resulted in the 2012 compensation of our named executive officers (“NEOs”), as presented on the tables which follow this CD&A. For 2012, our NEOs were:

•	Daniel J. O’Leary, our Chairman, President and Chief Executive Officer (“CEO”);

•	David L. Laxton, III, our Executive Vice President, Chief Financial Officer (“CFO”) and Secretary;

•	Robert F. Dvorak, our President—Oil Country Tubular Goods (“OCTG”) segment;

•	Craig S. Kiefer, our President—Energy & Infrastructure (“E&I”) segment; and

•	Daniel D. Keaton, our Senior Vice President and Chief Accounting Officer (“CAO”).

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of our expectations or estimates of financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

Our executive compensation program is designed to attract and retain an exceptional management team and motivate the team to increase stockholder value. We intend to accomplish this goal by applying a “pay-for-performance” approach to our NEO compensation. As a result, a significant portion of the total compensation opportunity of our NEOs is intended to be “at-risk,” as their compensation is and will be specifically dependent upon performance goals.

Below is a description, purpose and expected performance relationship of the primary elements of our NEO compensation. This table is a summary description and should be reviewed in conjunction with the entirety of this CD&A.

Compensation Type	Purpose and Value	Performance Relationship
Short Term Compensation:
Base Salary	To provide a competitive source of income independent of performance goals to discourage the taking of unnecessary or excessive risks.	Merit-based increases in base salary are provided in recognition of individual performance and contributions to our success.
Annual Cash Bonuses	To motivate and reward for achieving satisfactory performance.	Annual cash bonuses are provided only if satisfactory levels of performance are attained.
Long-Term Compensation:
Equity Awards	To assist us and our subsidiaries in attracting and retaining valued employees by offering them a greater stake in our success and a closer identity with us, and to encourage ownership of our common stock by such individuals.	Awards may vest or be earned based on the achievement of service conditions and/or performance goals. In addition, stock options and stock appreciation rights have value only if our stock price appreciates after grant and other awards will increase or decrease in value as our stock price increases or decreases.

Due to uncertain market conditions stemming from the global economic recession and our IPO, during 2012, no performance goals were set for any of our NEOs and no awards were made of cash bonuses or equity under our incentive plans to any of our NEOs except for Mr. Dvorak, who received a cash bonus pursuant to his employment agreement and the B&L Incentive Plan.

Compensation Objectives; Compensation Process

The Compensation Committee oversees the design and implementation of our compensation program for our NEOs and is charged with setting the total compensation for all NEOs. The objective of our executive compensation program is to attract, retain and motivate talented and experienced executive officers who will provide strong leadership. The Compensation Committee believes this objective is achieved by providing competitive base salaries, annual cash bonus opportunities and equity opportunities.

Prior to the IPO, the Compensation Committee set our executive compensation program based on the Compensation Committee members’ collective experience evaluating and setting compensation arrangements for executives at other organizations. Accordingly, prior to the IPO, the Compensation Committee generally did not utilize a formal benchmarking process or the services of a compensation consultant to set the compensation levels of the named executive officers. In addition, the Compensation Committee never set a specific allocation for short-term and long-term compensation or cash and non-cash compensation. However, as a newly publicly traded company, the Compensation Committee has retained an independent compensation consultant to assist in analyzing executive compensation data from peer companies in order to ensure that our executive compensation program is competitive within the industry and is structured in such a way to incentivize our NEOs to achieve the Company’s overall objectives. The current independent compensation consultant retained by the Compensation Committee is Mercer. During 2012, Mercer worked with our Compensation Committee to identify a group of peer companies within our industries (the “Peer Group”). Our Peer Group, as identified by Mercer and approved by the Compensation Committee, includes the following companies:

Peer Group
WESCO International, Inc.
MRC Global, Inc.
Airgas
Oil States International
Russel Metals, Inc.
Applied Industrial Technologies
MSC Industrial Direct
Metals USA
DXP Enterprises
H&E Equipment Services

Mercer and the Compensation Committee chose the Peer Group based on public companies in our industry or of comparable size in terms of total annual revenue and/or market capitalization. The aforementioned criteria were designed to identify companies that are similar to us, and that would be likely to compete for talent with us, thus making them appropriate for measuring compensation practices.

Mercer gathered compensation information for senior executives of the Peer Group as available in public filings of the Peer Group and combined this information with other relevant data from executive compensation surveys in the Mercer Research Library. Mercer also conducted a review of our existing NEO compensation, compared this data to the Peer Group data and presented this information to the Compensation Committee. As discussed in “2013 Compensation Decisions” below, the Compensation Committee used this information when reviewing our NEO compensation plans, including base salary, cash bonus plans, and long term stock based incentive plans for 2013. No decisions were made related to 2012 NEO compensation based on the Compensation Committee’s engagement of Mercer or the benchmarking study provided by Mercer.

Role of Chief Executive Officer in Compensation Decisions

Our CEO recommends levels of compensation for the other NEOs. However, the Compensation Committee makes the final determination regarding the compensation of such NEOs, as well as our CEO.

Elements of Compensation

Base Salary

Base salaries are provided to our NEOs to compensate them for services rendered during the year. Base salaries of our NEOs are established upon hire pursuant to the applicable NEO’s employment agreement, as described below under “Employment Agreements and Potential Payments upon Termination or Change of Control.” Base salaries are reviewed on an annual basis and increases, if any, are determined based on a combination of factors, including the executive’s experience level, job responsibility, salary levels for other executives and the individual’s efforts in achieving business results.

Our NEOs were paid annual base salaries for 2012 as follows:

•

Mr. O’Leary—$446,250 from January 1, 2012 through May 2, 2012, and $500,000 for the remainder of the year, in accordance with his employment agreement effective as of the closing of our IPO on May 2, 2012,

•

Mr. Laxton—$325,000 from January 1, 2012 through May 2, 2012, and $350,000 for the remainder of the year, in accordance with his employment agreement effective as of the closing of our IPO on May 2, 2012,

•	Mr. Dvorak—$270,000 for the entire year,

•	Mr. Kiefer—$345,000 for the entire year, and

•	Mr. Keaton—$230,000 for the entire year.

Annual Performance-Based Cash Bonus

Our NEOs’ annual performance-based cash bonus opportunity is currently provided through one of two bonus plans – our Edgen Group Inc. 2012 Performance Bonus Plan (the “Performance Bonus Plan”) and our B&L Incentive Plan. All NEOs were eligible to participate in the Performance Bonus Plan for 2012; however, Mr. Dvorak continued to participate in the B&L Incentive Plan for 2012.

Performance Bonus Plan. On April 26, 2012, in conjunction with our IPO, we adopted the Performance Bonus Plan, which rewards selected employees for their contributions to our financial success. The Performance Bonus Plan provides for payments in cash to participants based on the achievement of pre-established performance goals over a performance period determined by the Compensation Committee. We believe the Performance Bonus Plan is an essential component of our executive compensation program because it assists us in attracting, motivating and retaining qualified executives by providing additional earning opportunities based on the executive’s contributions to our financial success through the achievement of certain performance goals.

With respect to the 2012 fiscal year, due to uncertain market conditions stemming from the global economic recession and the Company’s initial public offering, the Compensation Committee determined that performance goals would not be set under the Performance Bonus Plan and therefore, no bonuses would be granted under the Performance Bonus Plan. Accordingly, any 2012 bonuses paid to the NEOs who participated in the Performance Bonus Plan in 2012 (i.e., Messrs. O’Leary, Laxton, Kiefer and Keaton) would be discretionary. Following the completion of 2012, the Company determined not to grant Messrs. O’Leary, Laxton or Kiefer discretionary bonuses for 2012. Mr. Keaton was paid a discretionary bonus in 2012 in connection with the successful completion of our IPO.

B&L Incentive Plan. Selected employees within our OCTG segment participate in our B&L Incentive Plan, which provides for quarterly payments in cash to participants based on the achievement of certain pre-established performance goals. Pursuant to the terms of the B&L Incentive Plan, as well as Mr. Dvorak’s employment agreement, he is eligible to earn a cash bonus based on the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of our OCTG segment. At the discretion of the Board, EBITDA may be defined to exclude certain non-cash or non-recurring items. For instance, in 2012, EBITDA excluded non-cash compensation expense related to equity-based awards. Mr. Dvorak’s target bonus was established for 2012 at $162,000, or 60% of his base salary. Assuming the threshold performance condition for the award opportunity was met, Mr. Dvorak could earn between 0% and 200% of his target bonus, as shown in the table below. When actual performance reaches the threshold $54.6 million EBITDA, the actual bonus is calculated as 10% of the target bonus for each additional $2.0 million of EBITDA achieved above the threshold of $54.6 million, up to a maximum EBITDA of $94.6 million.

With respect to 2012, the annual threshold, target and maximum EBITDA goals (in millions) for Mr. Dvorak under the B&L Incentive Plan were as follows:

	Threshold EBITDA	Target EBITDA	Maximum EBITDA
2012 EBITDA performance levels	$54.6	$74.6	$94.6
Potential incentive to be earned as % of target	0%	100%	200%

Actual 2012 EBITDA for our OCTG segment was $76.0 million, and Mr. Dvorak received $162,000 or 100% of his target bonus in 2012.

The B&L Incentive Plan allows for the cash bonus to be earned and paid on a quarterly basis. As such, quarterly EBITDA thresholds and targets were set in 2012, and quarterly bonuses were earned by Mr. Dvorak in 2012 based on the OCTG segment’s results. On a quarterly basis, the target and maximum EBITDA goals were equal. The quarterly threshold and target EBITDA goals (in millions) for Mr. Dvorak under the B&L Incentive Plan were as follows:

	Threshold EBITDA	Target EBITDA
First quarter 2012 EBITDA performance levels	$10.7	$15.7
Second quarter 2012 EBITDA performance levels	$13.1	$18.1
Third quarter 2012 EBITDA performance levels	$16.5	$21.5
Fourth quarter 2012 EBITDA performance levels	$14.3	$19.3
Potential incentive to be earned as % of target	0%	100%

Mr. Dvorak’s quarterly target bonus in 2012 was $40,500 for each of the four quarters. The quarterly EBITDA target was achieved by our OCTG segment in the first and second quarters, and $40,500 was paid to Mr. Dvorak for each of those quarters. For the third quarter, actual EBITDA was below the target EBITDA but above the threshold EBITDA for our OCTG segment, and a partial bonus of $24,300 was paid to Mr. Dvorak. For the fourth quarter, the target EBITDA was exceeded and the annual target EBITDA was achieved; therefore, the payment made in the fourth quarter to Mr. Dvorak was $56,700, for a total annual bonus for 2012 of $162,000, or 100% of his target bonus.

Equity-Based Incentive Compensation

Our predecessors established various equity incentive plans to attract and retain employees, to incentivize them to make our business more successful and to enhance our value. These plans provided for the award of restricted common units and options that may be subject to time and/or performance-based vesting conditions. In connection with our IPO in 2012, all restricted units of EM II LP and B&L Holdings and all outstanding options to acquire the units of EM II LP and B&L Holdings were exchanged for restricted shares and stock option awards under the Edgen Group Inc. 2012 Omnibus Incentive Plan (the “2012 Plan”), with the awards containing substantially identical terms, conditions and vesting schedules as the previously outstanding EM II LP and B&L Holdings unit-based awards.

The 2012 Plan allows for the award of restricted common stock, options to purchase common stock at no less than the fair value as of the date the options are granted, stock appreciation rights, restricted stock units and other stock-based awards. The Compensation Committee did not grant the NEOs any new awards under the 2012 Plan in 2012, as the Compensation Committee was in the process of analyzing the appropriate type and amount of equity compensation to be utilized in our executive compensation program.

Benefits and Other Compensation

Below are descriptions of the other benefits received by our NEOs. These benefits are either generally available to all employees, or were set at the time of hire and are outlined in each NEO’s respective employment agreement. Generally, all NEOs receive similar perquisites; however, the exact perquisites are dependent upon specific circumstances.

Health and Welfare Plans. To provide a competitive overall benefits package to attract and retain employees at all levels, we have established employee benefit plans for all employees, including medical, dental, group life, disability and accidental death and dismemberment insurance. NEOs are generally eligible to participate in such plans on the same basis as other employees. We also provide certain supplemental health care payments to our NEOs which are paid in a lump sum and are intended to supplement out-of-pocket health care costs, such as annual physicals.

Retirement Plans. We have established several retirement plans, including the Edgen Corporation 401(k) Plan (“the 401(k) Plan”) and the Bourland & Leverich Supply Co LLC 401(k) Plan (“the B&L 401(k) Plan”). All NEOs excluding Mr. Dvorak participate in the 401(k) Plan on the same basis as other employees. Mr. Dvorak participates in the B&L 401(k) Plan on the same basis as other employees. Both plans are tax-qualified, and eligible employees may accumulate savings for retirement on a pre-tax basis. We make matching contributions on behalf of each employee equal to 50% of the employee’s contributions, up to a maximum of 6% of the employee’s eligible compensation, subject to applicable Internal Revenue Code limitations. In addition, we may, from time to time, make discretionary profit sharing contributions to either plan. Company contributions to both plans vest 25% after the second year of employment, 50% after the third year of employment, 75% after the fourth year of employment and 100% after the fifth year of employment.

Executive Time Off. Our NEOs receive a guaranteed amount of paid time off (“PTO”) pursuant to their employment agreements, which generally provide for four weeks of PTO. Our NEOs are expected to manage personal time off in a manner that does not impact performance or achievement of goals. Under our PTO benefit program, upon a termination of employment, employees (including the NEOs) are not entitled to payment of any unused portion of PTO, unless required by applicable law.

Perquisites. Perquisites for our NEOs may include automobile allowances, club memberships, tax preparation reimbursement, cell phone expenses and commuting allowances, as allowed for under their employment agreements. The Compensation Committee believes that these perquisites are necessary to remain competitive for top executive talent and are comparable to perquisites provided by other employers in our industry who have officers with similar responsibilities. A description of the relevant provisions of the employment agreements with each of our NEOs is set forth in “Employment Agreements and Potential Payments upon Termination or Change of Control” below.

Accounting and Tax Treatment

Deductibility of Executive Compensation

Section 162(m) of the United States Internal Revenue Code generally provides that we may not deduct compensation of more than $1,000,000 that is paid to our NEOs (other than our CFO) in a calendar year unless the compensation meets certain performance-based requirements. In structuring NEO compensation, the Compensation Committee considers the applicability of this deduction limit. However, the Compensation Committee may approve compensation that will not meet these requirements when it decides doing so is appropriate, including, without limitation, in order to ensure competitive levels of total compensation for our NEOs.

Accounting for Equity-Based Compensation

We amortize the fair value of all stock options and restricted stock units, and if granted, stock appreciation rights and other stock-based awards, over their vesting life in accordance with Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”). Generally, we do not make compensation decisions based on the accounting treatment of any particular form of compensation.

Executive Officer Stock Ownership Requirements

Our NEOs and non-employee directors are also subject to minimum stock ownership requirements. Our CEO is required to retain a number of shares of our stock or other equivalent equity awards equal to 60% of the total number of such awards received as long-term incentive compensation in the immediately preceding four years. All other NEOs are required to retain a number of shares of our stock or other equivalent equity awards, such as stock options, equal to 60% of the total number of such awards received as long-term incentive compensation in the immediately preceding three years. Our NEOs have three years from the later of their date of first employment and the date of the adoption of the stock retention requirements, which is January 28, 2013, to comply with the requirements and must comply on a pro-rata basis until such compliance deadline. The Compensation Committee considers compliance with these requirements when determining total NEO compensation. Each NEO is either in compliance with the ownership requirements or is on target to be in compliance by the compliance deadline.

Risk Considerations in our Compensation Program

As part of its meeting on January 28, 2013, the Compensation Committee reviewed the Company’s compensation policies and practices with a focus on identifying any aspects or components of such policies and practices that may create risks that are reasonably likely to have a material adverse effect on the Company. Although this review focused largely on potential risks associated with executive level compensation programs and policies, the Compensation Committee also discussed the Company’s compensation policies and practices for all employees.

We structure our compensation program to consist of both fixed (base salary) and variable (cash bonus and equity grants) components. Base salary is designed to provide income independent of our stock price or financial performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. Cash bonuses and equity grants are designed to reward both short and long-term performance, which we believe discourages employees from taking actions that focus only on the short-term success of the Company. We believe that the variable elements of our compensation program motivate our executives and other employees to pursue superior short and long-term corporate results, while the fixed element of our compensation program is set to discourage the taking of unnecessary or excessive risks in pursuing such results.

2013 Compensation Decisions

Our CEO provided a recommendation to the Compensation Committee which outlined the compensation for all other NEOs for 2013. This recommendation included annual base salary amounts, target bonus (set as a percentage of annual base salary) and the number of Class A shares of Company common stock to be granted to each NEO (other than the CEO) under the 2012 Plan. The Compensation Committee approved the recommendations of the CEO and also set an annual base salary amount, target bonus and number of Class A shares of Company common stock to be granted for our CEO for 2013. Among other things, the following factors were considered by the CEO and the Compensation Committee in making 2013 compensation decisions:

•	individual performance;

•	current economic environment and market conditions;

•	forecasted performance of the Company;

•	the competitive landscape for similar talent; and

•	the compensation benchmarking study provided by Mercer as described above.

The Performance Bonus Plan provides for a cash bonus that can be earned by each NEO based on annual performance targets set by the Compensation Committee and approved by the Board for 2013. The cash bonus award is calculated as a percentage of annual base salary and is awarded if the performance target is met. For Messrs. O’Leary, Laxton and Keaton, the 2013 performance target is based upon adjusted EBITDA for the Company. For Messrs. Kiefer and Dvorak, the 2013 performance target is based upon adjusted EBITDA for their respective segment. A mechanism exists in the plan that allows for each NEO to earn a portion of the target bonus, or additional bonus, if the actual results are within a range of the performance target. All NEO cash bonuses are subject to a maximum amount that can be earned.

The equity-based incentive compensation for 2013 pursuant to the 2012 Plan was approved by the Compensation Committee and the Board and was awarded to each NEO in January 2013. The award consisted of Class A shares of Company common stock vesting equally over a three-year period, and is not tied to Company performance in 2013. This award is designed to incentivize the NEO to increase stockholder value over the long term and for retention of the NEO. The Compensation Committee is currently designing performance metrics to be used for 2014 and beyond in determining awards pursuant to the 2012 Plan.

Role of the Independent Compensation Consultant for 2013

As noted above, our Compensation Committee engaged Mercer in 2012 as its independent compensation consultant to provide a benchmark study of executive compensation. The details of the services provided by Mercer were described above, and the results of that study were used by the Compensation Committee in the evaluation and approval of the 2013 executive compensation components and awards described above.

Because Mercer does not provide any non-compensation related services to us, we believe that Mercer will be independent of management and will provide the Compensation Committee with objective advice. As part of its engagement, Mercer is invited to participate in meetings with both the Compensation Committee and executive management to learn more about our business strategy and executive compensation objectives.

The Compensation Committee retains Mercer directly, although in carrying out assignments, Mercer also interacts in certain capacities with our management-level employees. All Mercer assignments are approved by the Chairman of the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Edward J. DiPaolo, Chairman

Nicholas Daraviras

James L. Luikart

John J. Kennedy

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation earned for the years ended December 31, 2012, 2011 and 2010 by our NEOs.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Daniel J. O’Leary	2012	480,177	—	—	60,615	540,792
Chairman, President and Chief Executive Officer	2011	428,101	—	—	43,245	471,346
	2010	312,375	—	—	1,477,270	1,789,645
David L. Laxton, III	2012	342,085	—	—	56,473	398,558
Executive Vice President and Chief Financial Officer	2011	314,250	—	—	38,911	353,161
	2010	227,500	—	—	552,973	780,473
Robert F. Dvorak	2012	270,000	700	162,000	49,707	482,407
President—OCTG Segment
Craig S. Kiefer	2012	345,000	—	—	33,589	378,589
President—E&I Segment	2011	315,116	—	—	31,208	346,324
	2010	256,500	—	—	213,343	469,843
Daniel D. Keaton	2012	230,000	3,000	—	26,957	259,957
Senior Vice President and Chief Accounting Officer	2011	219,231	—	—	17,513	236,744

(1)	The table does not include information for all three years presented for Messrs. Dvorak and Keaton, as Mr. Dvorak was not a NEO for 2011 or 2010 and Mr. Keaton was not a NEO for 2010.
(2)	The amounts reported in this column reflect the earned annual base salary for each of our NEOs.
(3)	For Mr. Dvorak, the amount represents a year-end bonus paid to certain employees of our OCTG segment. For Mr. Keaton, the amount represents a discretionary bonus paid in 2012 in connection with the successful completion of our IPO.
(4)	For Mr. Dvorak, the amount represents the cash award paid under our B&L Incentive Plan for 2012. See “COMPENSATION DISCUSSION AND ANALYSIS” above and “Grants of Plan-Based Awards” below for additional information.
(5)	The following table describes the components of the “All Other Compensation” column for 2012. Some of the amounts in the table below were paid directly by the Company and some were reimbursed by the Company to the NEOs.

Name	Insurance Premiums ($)(a)	Automobile Allowance ($)	Retirement Plan Contributions ($)(b)	Club Memberships ($)	Miscellaneous ($)(c)	Total ($)
Daniel J. O’Leary	13,946	14,400	7,500	15,641	9,128	60,615
David L. Laxton, III	14,485	14,400	6,807	10,393	10,388	56,473
Robert F. Dvorak	19,132	9,600	20,975	—	—	49,707
Craig S. Kiefer	11,689	14,400	7,500	—	—	33,589
Daniel D. Keaton	10,367	9,600	6,990	—	—	26,957

(a)	Represents company-paid premiums for the medical, life, long-term disability and other insurance plans maintained by us for the executive’s benefit.
(b)	For all NEOs except Mr. Dvorak, the amounts represent our contributions to our 401(k) Plan. For Mr. Dvorak, the amount represents our contributions to the B&L 401(k) Plan, which includes discretionary profit sharing contributions made in accordance with such plan. For additional information about our retirement plans, see “COMPENSATION DISCUSSION AND ANALYSIS” above.

(c)	Represents amounts paid for tax preparation services for Mr. Laxton and one-time reimbursements for legal fees incurred by Messrs. O’Leary and Laxton in negotiating their amended employment agreements during 2012.

Grants of Plan-Based Awards

During 2012, no performance goals or metrics were set for our NEOs other than Mr. Dvorak. Accordingly, such NEOs were only eligible to receive discretionary bonuses for 2012. There were annual performance awards made under our B&L Incentive Plan, in which Mr. Dvorak is a participant. For additional information about our cash bonus plans, see “COMPENSATION DISCUSSION AND ANALYSIS” above.

During 2012, there were no new equity awards granted to the NEOS under our 2012 Plan.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)
Name	Award Type	Threshold ($)(2)	Target ($)	Maximum ($)(3)
Robert F. Dvorak	B&L Incentive Plan	—	162,000	324,000

(1)	These columns represent the range of possible cash payouts under the B&L Incentive Plan for 2012. For additional information related to this plan and the amount actually paid to Mr. Dvorak, see “COMPENSATION DISCUSSION AND ANALYSIS” above.
(2)	No threshold exists for Mr. Dvorak.
(3)	Calculated as 200% of Mr. Dvorak’s 2012 bonus target.

Outstanding Equity Awards at 2012 Year End

The following table shows the number of outstanding options and unvested shares of common stock held by our NEOs on December 31, 2012. These outstanding equity awards had been originally granted to our NEOs under two plans we had prior to the 2012 Plan—the Option Plan and the B&L Equity Incentive Plan. In connection with the IPO, all of the outstanding options and unvested unit awards under these plans were exchanged for a substantially equivalent value of outstanding options and unvested shares under the 2012 Plan. The resulting restricted shares and stock options contain substantially identical terms, conditions and vesting schedules as the old awards. We accounted for these exchanges as a modification as required by GAAP. The modification did not result in any additional compensation expense.

	OPTION AWARDS					STOCK AWARDS
Name	Grant Date(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date(2)	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Daniel J. O’Leary	10/01/2007	69,867	—	14.31	10/01/2017	08/19/2010	63,972	451,642	—	—
	08/19/2010	102,864	154,297	4.69	08/19/2020				—	—
David L. Laxton, III	10/01/2007	34,934	—	14.31	10/01/2017	08/19/2010	31,985	225,814	—	—
						08/19/2010	24,140	170,428	—	—
Robert F. Dvorak	08/19/2010	27,070	40,606	4.69	08/19/2020				—	—
Craig S. Kiefer	10/01/2007	17,467	—	14.31	10/01/2017	08/19/2010	6,397	45,163	—	—
	09/30/2010	4,193	6,287	14.31	07/01/2020	08/19/2010	12,070	85,214	—	—
Daniel D. Keaton	10/01/2007	17,467	—	14.31	10/01/2017	08/19/2010	4,024	28,409	—	—

(1)	The market value of stock awards was determined by multiplying the number of unvested shares of common stock by $7.06, the closing price of our common stock on December 31, 2012.
(2)	The outstanding stock options and stock awards at December 31, 2012 vest in equal installments according to the following vesting schedules:

Grant Date	Vesting Dates—Option Awards
10/01/2007(a)	10/01/2008	10/01/2009	10/01/2010	10/01/2011	10/01/2012
08/19/2010(b)	08/19/2011	08/19/2012	08/19/2013	08/19/2014	08/19/2015
09/30/2010(c)	07/01/2011	07/01/2012	07/01/2013	07/01/2014	07/01/2015

Grant Date	Vesting Dates—Stock Awards
08/19/2010(d)	08/19/2011	08/19/2012	08/19/2013	08/19/2014	08/19/2015

a.	Represents option awards under the Option Plan on October 1, 2007, which are fully vested and were converted into options under the 2012 Plan in connection with our initial public offering.
b.	Represents option awards under the B&L Equity Incentive Plan on August 19, 2010, which were converted into options under the 2012 Plan in connection with our initial public offering.
c.	Represents an option award to Mr. Kiefer under the Option Plan on July 1, 2010, which was converted into an option under the 2012 Plan in connection with our initial public offering.
d.	Represents restricted units and profit interests awarded under the B&L Equity Incentive Plan on August 19, 2010, which were converted into Class A restricted stock under the 2012 Plan in connection with our initial public offering.

Option Exercises and Stock Vested During 2012

The following table shows the number of shares of common stock acquired and the actual value received during 2012 by our NEOs upon the vesting of restricted stock awards.

	STOCK AWARDS
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel J. O’Leary	21,324	166,967
David L. Laxton, III	18,709	146,491
Robert F. Dvorak	79,963	623,583
Craig S. Kiefer	6,155	48,194
Daniel D. Keaton	1,341	10,500

Employment agreements and potential payments upon termination or change of control

Each of our NEOs is party to an employment agreement with us or one of our subsidiaries that provides for base salary, bonus opportunity and additional compensation. The material terms of these agreements are described below with respect to each NEO, including the potential amounts payable upon termination of employment and/or a change of control under various scenarios. The potential payments described below are estimated based on the assumption that such termination of employment and/or change of control occurred on December 31, 2012. Actual payments, if any, may be more or less than the amounts described below. The Compensation Committee believes that these employment agreements provide an incentive to the NEOs to remain with us and serve to align the interests of the NEOs with our interests, including in the event of a potential acquisition.

Daniel J. O’Leary and David L. Laxton, III. Messrs. O’Leary and Laxton are each party to an employment agreement with the Company and its subsidiary, EDG Holdco LLC (“EDG LLC”), which became effective upon the completion of the Company’s initial public offering on May 2, 2012. Mr. O’Leary’s agreement has a term of three years and Mr. Laxton’s agreement has a term of two years. Each agreement has automatic renewals each year thereafter unless EDG LLC or the executive gives written notice of non-renewal to the other at least thirty days prior to the end of the then current term. Mr. O’Leary is entitled to a base salary of $500,000 per year (subject to increase by the Board in its discretion) under the terms of his employment agreement and Mr. Laxton is entitled to a base salary of $350,000 per year (subject to increase by the Board in its discretion) under the terms of his employment agreement. In addition to base salary, each of Messrs. O’Leary and Laxton is entitled to earn an annual bonus under the Performance Bonus Plan, as described above, that is determined as a percentage of base salary based on the achievement of certain individual or company performance criteria (as determined by the Compensation Committee) established for each year. The target annual bonus for each of Messrs. O’Leary and Laxton is 100% of base salary.

Messrs. O’Leary and Laxton’s employment agreements also provide for: (a) a supplemental payment of $15,000 per year for miscellaneous expenses not directly reimbursed by us, (b) an allowance of up to $3,000 per year for tax and financial preparation and planning, (c) an automobile allowance of $1,600 per month for Mr. O’Leary and $1,500 per month for Mr. Laxton, (d) the reimbursement of all travel, entertainment and out-of-pocket expenses reasonably incurred by the executives in the performance of their duties, including up to $25,000 annually for Mr. O’Leary and up to $20,000 annually for Mr. Laxton for club and other organization dues, (e) four weeks paid vacation each year and (f) participation, subject to classification requirements, in any health and disability insurance and other benefit plans which are generally available to our executive officers. Additionally, Messrs. O’Leary and Laxton’s employment agreements provide that we will pay the premiums on a term life insurance policy valued at $1,000,000 for the benefit of their beneficiaries, as well as a one-time reimbursement, not to exceed $10,000, for any legal fees incurred in negotiating their employment agreements.

In addition to the payment of any accrued, but unpaid, base salary and annual bonus, if Mr. O’Leary’s or Mr. Laxton’s employment with us is terminated for certain reasons described below, each executive may be entitled to certain severance payments as provided for in their respective employment agreements. Each of Messrs. O’Leary’s and Laxton’s right to any severance payments described below is conditioned upon their continued compliance with the non-competition and non-solicitation provisions of their employment agreements, which prevent them from competing with our business and that of our affiliates and subsidiaries and from soliciting customers, suppliers and employees away from us and our affiliates and subsidiaries for a period of twelve months following termination of employment. Accordingly, if Mr. O’Leary or Mr. Laxton breaches such restrictions during any period in which he is entitled to any severance payments, we are entitled to terminate further severance payments and seek to enforce the non-competition and non-solicitation provisions.

If Mr. O’Leary’s or Mr. Laxton’s employment is terminated due to disability, their employment agreements provide that the executive will be paid his current annual salary, less any compensation payable under our disability insurance plan, over the twelve month period following the termination date and a pro-rated bonus for the year of termination.

If Mr. O’Leary’s or Mr. Laxton’s employment is terminated due to death, their beneficiaries will be entitled to the proceeds of a life insurance policy on the life of the applicable executive, in the amount of $1,000,000. In the event that payment of the proceeds is refused by the applicable insurer, we will commence payment to the applicable executive’s beneficiaries of up to twelve months of base salary continuation while a suit is filed against the insurer to force payment of the proceeds. In the event the suit is successful and insurance proceeds are obtained, we shall first be reimbursed for all death benefits paid and all expenses of the suit, and the remainder, if any, shall be paid to the beneficiaries of such executive.

If Mr. O’Leary’s or Mr. Laxton’s employment is terminated by us without cause or by the executive for good reason, then, except as provided below, subject to the applicable executive executing and not revoking a release of claims, such executive is entitled to (i) continued payment of base salary for the greater of eighteen months or the remainder of the employment term (the “Severance Period”); (ii) an amount equal to the target annual bonus for the year in which termination of employment occurs multiplied by 1.5 (payable in equal installments over the

Severance Period), (iii) reimbursement of COBRA premiums during the Severance Period and (iv) full vesting of all equity-based awards.

If Mr. O’Leary’s or Mr. Laxton’s employment is terminated by us without cause upon or within 180 days following a change of control, then, subject to the applicable executive executing and not revoking a release of claims, such executive is entitled to a lump sum payment equal to (i) two times his annual base salary, (ii) an amount equal to the target annual bonus for the year in which termination of employment occurs multiplied by 1.5, (iii) reimbursement of COBRA premiums for 18 months and (iv) full vesting of all equity-based awards.

If Mr. O’Leary or Mr. Laxton voluntarily resigns upon or within 180 days following a change of control, then, subject to the applicable executive executing and not revoking a release of claims, such executive is entitled to full vesting of all equity-based awards.

If Mr. O’Leary or Mr. Laxton retires (defined as any termination after attaining age 64), then, subject to the applicable executive executing and not revoking a release of claims, such executive is entitled to full vesting of all equity-based awards.

If we elect not to renew the employment term of the employment agreement for Messrs. O’Leary or Laxton, then, subject to the applicable executive executing and not revoking a release of claims, such executive is entitled to full vesting of all equity-based awards.

For the purposes of Messrs. O’Leary’s and Laxton’s employment agreements, “cause” is generally defined as (i) fraud, misappropriation, embezzlement, or theft by the executive, in each case, in connection with the executive’s duties to EDG LLC or in the course of the executive’s employment with EDG LLC; (ii) the willful failure by the executive to follow the lawful directions of the Board after a written demand for compliance is delivered to the executive by EDG LLC; (iii) the executive’s habitual drunkenness or use of illegal substances; (iv) the material breach by the executive of the employment agreement or (v) gross neglect or gross or willful misconduct that relates to the affairs of EDG LLC, which results in material harm to the financial condition or reputation of EDG LLC.

For the purposes of Messrs. O’Leary’s and Laxton’s employment agreements, “good reason” is generally defined as the occurrence of any of the following circumstances without the express written consent of the executive: (i) a material reduction in the executive’s base salary; (ii) a relocation of the corporate offices of EDG LLC outside a 50-mile radius of Baton Rouge, Louisiana; (iii) a material diminution of the executive’s authority, responsibilities or duties; (iv) any action or inaction occurs which causes a material breach by EDG LLC of its obligations under the employment agreement; or (v), in the case of Mr. O’Leary, EDG LLC’s failure to use its best efforts to nominate Mr. O’Leary to the Board of Directors of the Company at any time during his employment term; provided, in each case, that the executive provides EDG LLC with written notice of the condition within ninety (90) days of the existence of the condition, EDG LLC is provided at least thirty (30) days to cure the condition (if subject to cure) and fails to do so, and the executive actually terminates employment within one hundred twenty (120) days after the occurrence of the condition that is alleged to give rise to good reason.

For the purposes of Messrs. O’Leary’s and Laxton’s employment agreements, a “change of control” is generally defined as (a) any person not currently affiliated with EDG LLC becoming the beneficial owner, directly or indirectly, of securities of EDG LLC representing 50% or more of the combined voting power of EDG LLC’s then outstanding securities; (b) during any 12-month period, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office) cease for any reason to constitute at least a majority of the Board; or (c) the acquisition by one person, or more than one person acting as a group, of assets from EDG LLC that have a total gross fair market value equal to 80 percent or more of the total gross fair market value of all of the assets of EDG LLC immediately before such acquisition or acquisitions.

Assuming Mr. O’Leary’s employment was terminated under each of these circumstances and/or a change of control of EDG LLC took place on December 31, 2012, such payments and benefits have an estimated value of:

	SALARY CONTINUATION ($)		SEVERANCE BONUS ($)	MEDICAL INSURANCE PREMIUM REIMBURSEMENT ($)	VALUE OF ACCELERATED EQUITY AWARDS ($)		TOTAL ($)
Death	1,000,000	(1)	—	—	—		1,000,000
Disability	500,000	(2)	—	—	—		500,000
Without Cause or for Good Reason	1,166,667		750,000	24,290	817,325	(3)	2,758,282
Termination by Us in Conjunction with a Change in Control	1,000,000		750,000	24,290	817,325	(3)	2,591,615
Resignation by NEO in Conjunction with a Change in Control	—		—	—	817,325	(3)	817,325
Retirement(4)	—		—	—	817,325	(3)	817,325
Non-Renewal by Us	—		—	—	817,325	(3)	817,325

(1)	This amount represents proceeds of the life insurance policy for Mr. O’Leary obtained by us through a third party insurer. In the event that payment of the policy is refused by the third-party insurer, we will commence payment to Mr. O’Leary’s beneficiaries of up to twelve months of base salary continuation while a suit is filed against the insurer to force payment of the proceeds. The base salary continuation would not exceed $500,000 in such event.
(2)	This amount includes the salary continuation to be paid by the Company, as well as the amount payable by our third party insurance provider for disability benefits as calculated in accordance with our long-term disability plan.
(3)	The value of stock options was calculated by multiplying the number of accelerated “in-the-money” stock options by the difference between $7.06, the closing price of our common stock on December 31, 2012, and the stated exercise price of the stock options. The value of restricted stock was calculated by multiplying the number of shares of restricted stock for which vesting was accelerated by $7.06, the closing price of our common stock on December 31, 2012.
(4)	Mr. O’Leary was not eligible for retirement as of December 31, 2012.

Assuming Mr. Laxton’s employment was terminated under each of these circumstances and/or a change of control of EDG LLC took place on December 31, 2012, such payments and benefits have an estimated value of:

	SALARY CONTINUATION ($)		SEVERANCE BONUS ($)	MEDICAL INSURANCE PREMIUM REIMBURSEMENT ($)	VALUE OF ACCELERATED EQUITY AWARDS ($)		TOTAL ($)
Death	1,000,000	(1)	—	—	—		1,000,000
Disability	350,000	(2)	—	—	—		350,000
Without Cause or for Good Reason	525,000		525,000	23,171	396,243	(3)	1,469,414
Termination by Us in Conjunction with a Change in Control	700,000		525,000	23,171	396,243	(3)	1,644,414
Resignation by NEO in Conjunction with a Change in Control	—		—	—	396,243	(3)	396,243
Retirement(4)	—		—	—	396,243	(3)	396,243
Non-Renewal by Us	—		—	—	396,243	(3)	396,243

(1)

This amount represents proceeds of the life insurance policy for Mr. Laxton obtained by us through a third party insurer. In the event that payment of the policy is refused by the third-party insurer, we will commence payment to Mr. Laxton’s beneficiaries of up to twelve months of base salary continuation while a suit is filed against the insurer to force payment of the proceeds. The base salary continuation would not exceed $350,000 in such event.
(2)	This amount includes the salary continuation to be paid by the Company, as well as the amount payable by our third party insurance provider for disability benefits as calculated in accordance with our long-term disability plan.
(3)	The value of restricted stock was calculated by multiplying the number of shares of restricted stock for which vesting was accelerated by $7.06, the closing price of our common stock on December 31, 2012.
(4)	Mr. Laxton was not eligible for retirement as of December 31, 2012.

Robert F. Dvorak. Mr. Dvorak’s employment agreement with our predecessor, Bourland and Leverich Supply Co. LLC (“B&L”), provides for a one-year initial term of employment beginning on August 19, 2010, and for automatic successive one-year renewal terms (unless either party elects not to renew the employment term by providing the other with 30 days prior written notice). Mr. Dvorak’s employment agreement originally entitled him to a base salary of $225,000 per year, to be reviewed for increase no less than annually by B&L, and a quarterly bonus opportunity, in accordance with the bonus policy of B&L, equal to 25% of his base salary. For 2012, Mr. Dvorak’s base salary was $270,000 and his annual bonus opportunity was 60% of his base salary, payable quarterly based upon projected levels of EBITDA as discussed in “COMPENSATION DISCUSSION AND ANALYSIS” above.

Mr. Dvorak’s employment agreement also provides for an automobile allowance of $800 per month, the reimbursement of all travel, entertainment and out-of-pocket expenses reasonably incurred by the executives in the performance of his duties and participation, subject to classification requirements, in any health and disability insurance and other benefit plans which are generally available to B&L employees.

In addition to the payment of accrued, but unpaid, base salary and annual bonus, if Mr. Dvorak’s employment with us is terminated for certain reasons described below, upon signing a release of claims with us, he may be entitled to certain severance payments as provided for in his employment agreement. Mr. Dvorak’s right to any severance payments described below is also conditioned upon his continued compliance with the non-competition and non-solicitation provisions of his employment agreement, which prevent him from competing with our business and that of our affiliates and subsidiaries and from soliciting customers, suppliers and employees away from us and ours affiliates and subsidiaries for a period of twenty-four months following termination of employment. Accordingly, if Mr. Dvorak breaches those provisions of his employment agreement during any period in which he is entitled to severance payments, Mr. Dvorak is obligated to repay us, in cash, the total amount of severance payments made and we will have no further obligations to make additional severance payments.

If Mr. Dvorak’s employment is terminated due to disability, his employment agreement provides that he will be paid any earned but unpaid bonus, the greater of six months of base salary or the base salary that he would have received for the remainder of the calendar year in which such termination occurs had no termination occurred, in either case payable over the twelve months following the termination date, and COBRA premiums at our expense for up to six months. If Mr. Dvorak’s employment terminates due to death, Mr. Dvorak’s beneficiaries will be entitled to any earned but unpaid bonus, continued payment of Mr. Dvorak’s base salary for six months following his death, a pro-rata bonus for the quarter in which such termination occurs (as determined by the Board in its sole discretion) and COBRA premiums at our expense for up to six months. If Mr. Dvorak is terminated without cause or he terminates his employment upon a showing of good reason, his employment agreement provides that he is entitled to continued payment of his base salary for twelve months following such termination, a pro-rata bonus for the quarter in which such termination of employment occurs and COBRA premiums at our expense for up to twelve months.

For the purposes of Mr. Dvorak’s employment agreement, “cause” is generally defined as (i) a conviction of, a plea of nolo contendere, a guilty plea or confession by Mr. Dvorak to an act of fraud, misappropriation or embezzlement or to a felony; (ii) the commission of a fraudulent act or practice by Mr. Dvorak that adversely affects B&L; (iii) the willful failure by Mr. Dvorak to follow the lawful directions of the Board of B&L or Mr. Dvorak’s supervisor; (iv) Mr. Dvorak’s habitual drunkenness or use of illegal substances, each as determined in the reasonable discretion of the Board of B&L; (v) the material breach by Mr. Dvorak of his employment agreement; or (vi) an act of gross neglect or gross or willful misconduct that relates to the affairs of B&L which the Board of B&L in its reasonable discretion deems to be good and sufficient cause for termination.

For the purposes of Mr. Dvorak’s employment agreement, “good reason” is generally defined as the occurrence of any of the following circumstances without the written consent of Mr. Dvorak: (i) a material reduction in Mr. Dvorak’s base salary; (ii) a material diminution of Mr. Dvorak’s authority, responsibilities or duties; (iii) any action or inaction occurs which causes a material breach by B&L of its obligations under the employment agreement or (iv) a relocation of Mr. Dvorak’s primary place of employment outside a 100-mile radius of Pampa, Texas; provided, in each case, that Mr. Dvorak provides B&L with written notice of the condition within ninety (90) days of the existence of the condition and B&L is provided at least thirty (30) days to cure the condition (if subject to cure).

Assuming Mr. Dvorak’s employment was terminated under each of these circumstances and/or a change of control of B&L took place on December 31, 2012, such payments and benefits have an estimated value of:

	SALARY CONTINUATION ($)	SEVERANCE BONUS ($)	MEDICAL INSURANCE PREMIUM REIMBURSEMENT ($)	VALUE OF ACCELERATED EQUITY AWARDS ($)		TOTAL ($)
Death	135,000	56,700	6,708	—		198,408
Disability	135,000	56,700	6,708	—		198,408
Without Cause or for Good Reason	270,000	56,700	13,416	—		340,116
Termination by Us in Conjunction with a Change in Control	—	—	—	96,236	(1)	96,236
Resignation by NEO in Conjunction with a Change in Control	—	—	—	96,236	(1)	96,236

(1)	Mr. Dvorak’s employment agreement does not entitle him to accelerated vesting in the event of Termination by Us or Resignation by NEO in Conjunction with a Change in Control; however, our 2012 Plan provides that our Board, upon the occurrence of a Change in Control, may take one of several actions with respect to any outstanding awards, including acceleration of vesting. The value of stock options was calculated by multiplying the number of accelerated “in-the-money” stock options by the difference between $7.06, the closing price of our common stock on December 31, 2012, and the stated exercise price of the stock options. The value of restricted stock was calculated by multiplying the number of restricted stock units for which vesting was accelerated by $7.06, the closing price of our common stock on December 31, 2012.

Craig S. Kiefer and Daniel D. Keaton. Mr. Kiefer’s employment agreement with our predecessor, Edgen Murray Corporation (“EMC”), effective July 28, 2010, with an amendment effective January 24, 2011, provides for a one-year initial term of employment beginning on July 28, 2010 and for automatic successive one-year renewal terms (unless either party elects not to renew the employment term by providing the other with 90 days’ prior written notice) and originally entitled him to a base salary of $285,000 per year, to be reviewed for increase no less than annually by the Compensation Committee. For 2012, Mr. Kiefer’s base salary was $345,000. Mr. Keaton’s employment agreement with EMC, entered into on February 8, 2011, provides for a one-year initial term of employment beginning on July 7, 2010, and for automatic successive one-year renewal terms (unless either party elects not to renew the employment term by providing the other with 90 days’ prior written notice) and originally entitled him to a base salary of $230,000 per year, to be reviewed for increase no less than annually by the Compensation Committee. For 2012, Mr. Keaton’s base salary was $230,000. In addition to base salary, Messrs. Kiefer and Keaton are entitled to earn an annual bonus, determined as a percentage of salary, under our bonus plan.

Messrs. Kiefer’s and Keaton’s employment agreements also provide for company-provided cell phones and service, the reimbursement of all travel, entertainment and out-of-pocket expenses reasonably incurred by the executives in the performance of their duties and participation in health, dental, life insurance and 401(k) plan benefits consistent with the generally company policy. Mr. Kiefer’s agreement also provides for an automobile allowance of $1,200 per month.

In addition to the payment of accrued, but unpaid, base salary and annual bonus, if Mr. Kiefer’s or Mr. Keaton’s employment is terminated for certain reasons described below, upon signing a release of claims, the applicable executive may be entitled to certain severance payments as provided for in their employment agreements. Mr. Kiefer’s and Mr. Keaton’s right to any severance payments described below is also conditioned upon continued compliance with the non-competition and non-solicitation provisions of their employment agreements, which prevent them from competing with our business and that of our affiliates and subsidiaries and from soliciting customers, suppliers and employees away from us and our affiliates and subsidiaries for a period of twenty-four months following termination of employment. Accordingly, if Mr. Kiefer or Mr. Keaton breaches such restrictions during any period in which he is entitled to severance payments, such executive is obligated to repay us, in cash, the total amount of severance payments made and we will have no further obligations to make additional severance payments.

If Mr. Kiefer’s or Mr. Keaton’s employment is terminated due to disability or death, their employment agreements provide that the executive will be paid his base salary over the twelve months following the termination date and a pro-rated share of bonus, if any, for the year of termination.

If Mr. Kiefer’s or Mr. Keaton’s employment is terminated by us without cause or by the executive for good reason, then, except as provided below, such executive is entitled to payment of his base salary for one year, COBRA premiums at our expense for up to one year, other benefits in effect at the time of termination (such as 401(k) participation, disability insurance, etc.) and any bonus accrued during the calendar year in which termination occurs to be paid in a lump sum on the date bonuses are customarily paid.

Finally, if Mr. Kiefer’s or Mr. Keaton’s employment is terminated without cause, or upon a showing of good reason, within one year following a change of control or Mr. Kiefer or Mr. Keaton voluntarily terminates his employment on his own initiative on or after 275 days (but no later than 305 days) following a change of control, such executive is entitled to one times the sum of his base salary, COBRA premiums at our expense for up to one year and any bonus accrued during the calendar year in which the termination occurs and paid in a lump sum on the customary date for bonus payments. If, however, the applicable executive voluntarily terminates his employment and becomes actively involved in our Company or our successor within 12 months of the date of voluntary termination, then obligations to pay continued base salary will cease.

For the purposes of Messrs. Kiefer’s and Keaton’s employment agreements, “cause” is generally defined as (i) fraud, misappropriation, embezzlement or any felony; (ii) the willful failure by the executive to follow the lawful directions of the Board or the President; (iv) the executive’s habitual drunkenness or use of illegal substances; (v) the material breach by the executive of the employment agreement; or (vi) gross neglect or gross or willful misconduct that relates to the affairs of EMC which the Board or the President in their reasonable discretion deems to be good and sufficient cause.

For the purposes of Messrs. Kiefer’s and Keaton’s employment agreements, “good reason” is generally defined as the occurrence of any of the following circumstances without the written consent of the executive: (i) a material reduction in the executive’s base salary; (ii) a relocation of the executive’s primary work assignment outside a 50-mile radius of his then-current location; (iii) a material diminution of the executive’s authority, responsibilities or duties; or (iv) any action or inaction occurs which causes a material breach by EMC of its obligations under the employment agreement; provided, in each case, that the executive provides EMC with written notice of the condition within sixty (60) days of the existence of the condition and EMC is provided at least thirty (30) days to cure the condition (if subject to cure).

For the purposes of Messrs. Kiefer’s and Keaton’s employment agreements, a “change of control” is generally deemed to have occurred if (i) EMC shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of another entity); (ii) EMC sells all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary); (iii) EMC is to be dissolved and liquidated; (iv) when any person, directly or indirectly, becomes the beneficial owner of securities of EMC representing 51% or more of the combined voting power of EMC’s then outstanding securities which are entitled to vote with respect to the election of the directors of EMC; or (v) as a result of or in connection with a contested election, the members of the Board of EMC as of the date of the applicable employment agreement shall cease to constitute a majority of the Board of EMC.

Assuming Mr. Kiefer’s employment was terminated under each of these circumstances and/or a change of control of EMC took place on December 31, 2012, such payments and benefits have an estimated value of:

	SALARY CONTINUATION ($)	SEVERANCE BONUS ($)	MEDICAL INSURANCE PREMIUM REIMBURSEMENT AND OTHER BENEFIT CONTINUATION ($)		VALUE OF ACCELERATED EQUITY AWARDS ($)		TOTAL ($)
Death	345,000	—	—		—		345,000
Disability	345,000	—	—		—		345,000
Without Cause or for Good Reason	345,000	—	23,299	(1)	—		368,299
Termination by Us in Conjunction with a Change in Control	345,000	—	23,299	(1)	130,377	(2)	498,676
Resignation by NEO in Conjunction with a Change in Control	345,000	—	23,299	(1)	130,377	(2)	498,676

(1)	In addition to COBRA premiums, this amount includes the cost to us to continue life and disability insurance for Mr. Kiefer for one year, as well as the value of matching contributions to Mr. Kiefer’s 401(k) Plan, assuming he contributes the maximum amount allowed under applicable Internal Revenue Code limitations during the twelve month period he will receive salary continuation following termination.
(2)	Mr. Kiefer’s employment agreement does not entitle him to accelerated vesting in the event of Termination by Us or Resignation by NEO in Conjunction with a Change in Control; however, our 2012 Plan provides that our Board, upon the occurrence of a Change in Control, may take one of several actions with respect to any outstanding awards, including acceleration of vesting. The value of restricted stock was calculated by multiplying the number of restricted stock units for which vesting was accelerated by $7.06, the closing price of our common stock on December 31, 2012.

Assuming Mr. Keaton’s employment was terminated under each of these circumstances and/or a change of control of EMC took place on December 31, 2012, such payments and benefits have an estimated value of:

	SALARY CONTINUATION ($)	SEVERANCE BONUS ($)	MEDICAL INSURANCE PREMIUM REIMBURSEMENT AND OTHER BENEFIT CONTINUATION ($)		VALUE OF ACCELERATED EQUITY AWARDS ($)		TOTAL ($)
Death	230,000	—	—		—		230,000
Disability	230,000	—	—		—		230,000
Without Cause or for Good Reason	230,000	—	21,594	(1)	—		251,594
Termination by Us in Conjunction with a Change in Control	230,000	—	21,594	(1)	28,409	(2)	280,003
Resignation by NEO in Conjunction with a Change in Control	230,000	—	21,594	(1)	28,409	(2)	280,003

(1)	In addition to COBRA premiums, this amount includes the cost to us to continue life and disability insurance for Mr. Keaton for one year, as well as the value of matching contributions to Mr. Keaton’s 401(k) Plan, assuming he contributes the maximum amount allowed under applicable Internal Revenue Code limitations during the twelve month period he will receive salary continuation following termination.
(2)	Mr. Keaton’s employment agreement does not entitle him to accelerated vesting in the event of Termination by Us or Resignation by NEO in Conjunction with a Change in Control; however, our 2012 Plan provides that our Board, upon the occurrence of a Change in Control, may take one of several actions with respect to any outstanding awards, including acceleration of vesting. The value of restricted stock was calculated by multiplying the number of restricted stock units for which vesting was accelerated by $7.06, the closing price of our common stock on December 31, 2012.

PROPOSAL 3—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion included in this Proxy Statement. We believe that it is appropriate to seek the views of our stockholders on the design and effectiveness of our executive compensation program.

Our executive compensation program is designed to attract and retain an exceptional management team and motivate the team to increase stockholder value. We believe this objective is achieved by providing competitive base salaries, annual cash bonus opportunities and equity opportunities. In considering how to vote on this proposal, we encourage you to review all the relevant information in this Proxy Statement—our CD&A (including its executive summary), the compensation tables and the rest of the narrative disclosures regarding our executive compensation program.

As an advisory vote, this “say-on-pay” proposal is not binding upon us. However, the Board and the Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders in their vote on this proposal, and therefore will take such vote into consideration when evaluating our compensation programs and practices applicable to our NEOs. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “CORPORATE GOVERNANCE—Contacting the Board of Directors.”

Vote Required

A majority of the votes properly cast by stockholders entitled to vote on this proposal at the Annual Meeting must vote “FOR” this proposal to approve, on an advisory non-binding basis, the compensation of our NEOs. The enclosed form of proxy provides a means for you to vote “For,” “Against” or to “Abstain” on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

Board Recommendation

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act also gives you the opportunity to cast an advisory non-binding vote on how often the Company should include a say on pay proposal in its proxy materials for future annual or other meetings where directors are to be elected and for which the Company must include executive compensation information. You may vote to have the say on pay proposal included every year, every two years, or every three years. You may also abstain from voting.

After careful consideration, our Compensation Committee and our Board of Directors have determined that an advisory vote on executive compensation that occurs “EVERY 3 YEARS” is the most appropriate option for our Company, and, therefore, our Board of Directors recommends that you vote for a frequency of “EVERY 3 YEARS” for the advisory vote on executive compensation. In recommending that stockholders vote for a frequency of once every three years, the Board considered that our executive compensation program is designed in large part to create long-term stockholder value; therefore, the Board of Directors believes that holding an advisory vote on executive compensation every three years is sufficient and appropriate to assess whether the compensation program is sufficiently motivating our NEOs and driving stockholder value. If we were to hold such votes more frequently, we believe the potential for substantial changes in compensation programs as a result of those votes could be disruptive to the incentives being provided to our NEOS to maximize long-term stockholder value. We will continue to disclose our executive compensation program during the period between advisory votes on executive compensation.

Vote Required

Because this advisory vote has three possible substantive responses (every 1 year, every 2 years or every 3 years), we will consider our stockholders to have “approved” the frequency selected by a plurality of the votes properly cast by stockholders entitled to vote on this proposal. The enclosed form of proxy provides a means for you to vote “EVERY 1 YEAR,” “EVERY 2 YEARS,” “EVERY 3 YEARS” or to “ABSTAIN” on this proposal. Each properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

Board Recommendation

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS “EVERY 3 YEARS.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Procedures for Reviewing Related Person Transactions

The Audit Committee charter provides that the Audit Committee shall review all related person transactions, and all such transactions must be approved or ratified by the Audit Committee. For this purpose, a related person transaction means any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and involves one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members). In addition, our Code of Conduct and Ethics requires all directors, executive officers and employees to avoid conflicts, and the appearance of conflicts between their own interests and their responsibilities to the Company or its clients.

Transactions

Formation of Edgen Group and the Reorganization

Edgen Group was incorporated in December 2011 to serve as the issuer in our IPO. Immediately prior to the consummation of the IPO, we were party to a series of transactions (the “Reorganization”). These transactions consisted of, among other things, the following:

(1)	Our formation of EDG Holdco LLC (“EDG LLC”);

(2)	The contribution by EM II LP of all of the equity interests of EMGH Limited (“EMGH”) to EMC, thereby making EMGH a wholly-owned subsidiary of EMC;

(3)	The redemption of EMC’s ownership interest in B&L Holdings for an equivalent ownership interest in Bourland & Leverich Supply Co. LLC (“B&L”), B&L Holdings’ former operating subsidiary;

(4)	The contribution by EM II LP of all of the shares of capital stock of EMC and all of EM II LP’s liabilities to EDG LLC in exchange for approximately 30% of EDG LLC and 12,615,230 shares of our Class B common stock;

(5)	The contribution by B&L Holdings of all of the membership units of B&L (other than those held by EMC) and all of B&L Holdings’ liabilities (other than those separately assumed by B&L) to EDG LLC in exchange for approximately 28% of EDG LLC and 11,727,908 shares of our Class B common stock; and

(6)	The exchange of: (i) all of the restricted units of EM II LP and B&L Holdings and (ii) all of the options to purchase units of EM II LP and B&L Holdings for 2,987,838 and 1,723,981 restricted shares of our Class A common stock and options to purchase our Class A common stock, respectively.

As a result of the IPO and the Reorganization, we became the parent holding company of the historical businesses of EM II LP and B&L Holdings. The Reorganization was accounted for as a transaction between entities under common control, as we, EM II LP, B&L Holdings, EDG LLC, and B&L have been since July 2010, and continue to be, under the collective common control of affiliates of Jefferies Capital Partners (“JCP”).

Exchange Agreements

In connection with the Reorganization, we and EDG LLC entered into an Exchange Agreement with each of EM II LP and B&L Holdings which, subject to certain limitations and the terms specified in the applicable Exchange Agreement, allows each of EM II LP and B&L Holdings to exchange from time to time (the “Exchange Rights”) each of its membership units of EDG LLC and shares of our Class B common stock for shares of our Class A common stock on the basis of one membership unit of EDG LLC and one share of our Class B common stock collectively for one share of our Class A common stock (subject to customary conversion rate adjustments for splits, stock dividends and reclassifications) or, at our election, cash, as provided by the applicable Exchange Agreement. If we elect to pay in cash, the amount of cash we pay for each membership unit of EDG LLC and share of our Class B common stock will equal the trading price of one share of our Class A common stock. To date, no Exchange Rights have been exercised.

Tax Receivable Agreements

The exercise of the Exchange Rights is expected to result in increases in our share of the tax basis of EDG LLC’s assets if our tax basis in the EDG LLC membership units exchanged exceeds our share of the adjusted tax basis of EDG LLC’s property. In addition, certain other transactions that we may consummate may result in increases in our share of the tax basis of EDG LLC’s assets. We are party to a tax receivable agreement with each of EM II LP and B&L Holdings that provides for the payment by us to EM II LP and B&L Holdings of 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of increased depreciation and amortization deductions available to us as a result of (1) the exercise of the Exchange Rights, (2) other transactions in which EM II LP, B&L Holdings, or a transferee exchange Class B Common Stock together with units of EDG LLC for Class A common stock, (3) transactions in which EM II LP or B&L Holdings are completely sold or exchanged to Edgen Group or an affiliate, (4) solely with respect to the tax receivable agreement with EM II LP, a sale or exchange by EMC of its membership units in B&L to Edgen Group or any of its subsidiaries, and (5) our making payments under the tax receivable agreements. We would retain the remaining 15% of cash savings, if any, in income tax that we realize. For purposes of the tax receivable agreements, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the assets of EDG LLC allocable to us as a result of the exchanges or other transactions that result in increases in our share of the tax basis of EDG LLC’s assets and had we not entered into the tax receivable agreements. The term of the tax receivable agreements commenced upon completion of the IPO and will continue until all such tax benefits have been utilized or have expired.

A tax authority may challenge all or part of the tax basis increases discussed above and a court could sustain such a challenge. In that event, we may be required to pay additional taxes and possibly penalties and interest to one or more tax authorities. Although future payments to EM II LP and B&L Holdings under the tax receivable agreements would cease or diminish, EM II LP and B&L Holdings would not reimburse us for any payments previously made if such basis increases or other benefits were later not allowed. As a result, in such circumstances, we would have made payments to EM II LP and B&L Holdings under the tax receivable agreements in excess of our actual cash tax savings. While the actual amount and timing of any payments under the tax receivable agreements will vary depending upon a number of factors, including the timing of exchanges or other transactions that result in increases in our share of the tax basis of EDG LLC’s assets, the extent to which such exchanges or other transactions result in taxable gain and the amount, character and timing of our income, we expect that during the term of the tax receivable agreements, the payments that we may make to EM II LP and B&L Holdings could be substantial.

Notwithstanding the foregoing, pursuant to the terms of the applicable Exchange Agreement, EM II LP and B&L Holdings may not exchange any EDG LLC membership units if such exchange would be prohibited by law or regulation. In addition, additional restrictions on exchanges may be imposed so that EDG LLC is not treated as a “publicly traded partnership” under Section 7704 of the Internal Revenue Code.

Tax Distributions

We are party to a limited liability company agreement among ourselves, EM II LP and B&L Holdings that governs the membership units of EDG LLC. Edgen Group and the partners or members of EM II LP and B&L Holdings generally will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of EDG LLC. Net profits and net losses of EDG LLC will generally be allocated to its members pro rata in accordance with the percentages of their membership unit ownership. The limited liability company agreement of EDG LLC provides for cash distributions to the holders of membership units of EDG LLC to enable such holders to pay taxes with respect to their allocable shares of EDG LLC’s taxable income. Generally, these tax distributions are computed based on an estimate of the taxable income allocable to such members multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

Investors and Registration Rights Agreement

We are party to an investors and registration rights agreement with EM II LP and B&L Holdings. Pursuant to such agreement, as long as EM II LP or B&L Holdings, as applicable, beneficially owns at least 5% of our then-outstanding shares of voting stock, calculated on a primary basis, EM II LP or B&L Holdings, as applicable, will be entitled to have a representative attend meetings of our Board as a non-voting observer. Pursuant to the investors and registration rights agreement, we may be required to register the sale of shares held by members of our executive management, including certain limited partners of EM II LP and members of B&L Holdings. Under the investors and registration rights agreement, EM II LP and B&L Holdings have the right, on three occasions, to request us to register the sale of shares held by them or the partners or members and may require us to make available shelf registration statements permitting sales of shares into the market from time to time. In addition, EM II LP and B&L Holdings have the ability to exercise certain piggyback registration rights in connection with registered offerings initiated by us.

Relationship with Jefferies & Company, Inc.

Jefferies & Company, Inc. was an underwriter in our IPO and received underwriting discounts and commissions with respect to the shares purchased by it in the IPO. In addition, Jefferies & Company, Inc. was an initial purchaser in our private offering of senior secured notes due 2020 and received discounts and commissions in connection with that offering. The parent company of Jefferies & Company, Inc. is Jefferies Group. Mr. Brian P.

Friedman, who is a director of Jefferies Group and Chairman of the Executive Committee of Jefferies & Company, Inc., is one of the managing members of JCP. Mr. Friedman is also the president of the entity that serves as general partner or managing member of the investment funds that invested in our predecessor companies. Jefferies Group directly or indirectly has made a substantial investment in and has a substantial, non-voting economic interest in JCP and its affiliates, and also serves as a lender to one of its affiliated funds. In addition, Jefferies Group employs and provides office space for JCP’s employees, for which JCP reimburses Jefferies Group on an annual basis. Mr. James L. Luikart is one of the managing members of JCP, the Executive Vice President of the entity that serves as general partner or managing member of one of JCP’s investment funds that originally invested in our predecessor and one of our directors, and Mr. Nicholas Daraviras is a Managing Director of JCP and one of our directors.

Employment of Mr. Kiefer’s Son

During 2012, we employed as a “Senior Market Manager” Brian Kiefer, the son of Craig S. Kiefer, President of our E&I segment. Brian Kiefer’s direct compensation for 2012 was approximately $126,000. He joined the Company in April 2002 in connection with an acquisition. We believe that Brian Kiefer’s compensation is reasonable and commensurate with his level of experience, expertise, responsibilities, duties and service to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s reporting officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, the NYSE and the Company. Based solely on the Company’s review of the forms filed with the SEC and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than 10% beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 2012.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A stockholder who intends to present a proposal at the 2014 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to the one year anniversary date of the 2013 Annual Meeting. Written proposals may be mailed to us to the attention of the Corporate Secretary, Edgen Group Inc., 18444 Highland Road, Baton Rouge, Louisiana 70809. A stockholder who intends to nominate a director or present any other proposal at the 2014 Annual Meeting of Stockholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to the anniversary date of the 2013 Annual Meeting . The notice must be given in the manner and must include the information and representations required by our amended and restated by-laws. Our amended and restated by-laws, which are available at http://www.edgengroup.com, describe the requirements for submitting proposals at the Annual Meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain stockholders, we are sending only one copy of our Annual Report on Form 10-K and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our Annual Report on Form 10-K and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Edgen Group Inc., 18444 Highland Road, Baton Rouge, Louisiana 70809. We will promptly send additional copies of the Annual Report on Form 10-K and/or the proxy statement upon receipt of such request. You may also contact us at the same mailing address provided above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

SOLICITATION OF PROXIES

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request brokers, trusts, banks and other nominees to supply proxy material to the beneficial owners of Company common stock of whom they have knowledge, and will reimburse them for their reasonable expenses in so doing. Certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or telegraph.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board is not aware of any matters which will be brought before the 2013 Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

ANNUAL MEETING OF EDGEN GROUP INC.
Date:	May 10, 2013
Time:	10:00 A.M. (CDT)
Place:	18444 Highland Road, Baton Rouge, LA 70809

Please make your marks like this: ☒ Use dark ink only Board of Directors Recommends a Vote FOR proposals 1, 2, and 3 and 3 YEARS on proposal 4.

1:	Election of Class I Directors	For	Withhold			Directors Recommend Ü
	01 Daniel J. O’Leary	☐	☐			For
	02 Edward J. DiPaolo	☐	☐			For
		For	Against	Abstain
2:	To ratify the selection of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2013.	☐ For	☐ Against	☐ Abstain		For
3:	Advisory vote on compensation of named executive officers.	☐	☐	☐		For
		1 year	2 years	3 years	Abstain	3
4:	Frequency of advisory vote on the compensation of named executive officers.	☐	☐	☐	☐	Years

Authorized Signatures - This section must be completed for your instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Edgen Group Inc.

to be held on Friday, May 10, 2013

for Holders as of March 18, 2013

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE
Go To		866-390-5379
www.proxypush.com/EDG
• Cast your vote online. • View Meeting Documents.	OR	• Use any touch-tone telephone.
• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.

OR • Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints David L. Laxton, III and Joell M. Keller, and each or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution, and authorizes them, and each of them, to vote all the shares of capital stock of Edgen Group Inc. which the undersigned is entitled to vote at said meeting and at any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting and any continuation, adjournment or postponement thereof, conferring authority upon such true and lawful attorneys and proxies, or either one of them, to vote in their discretion on such other matters as may properly come before the meeting and any continuation, adjournment or postponement thereof and revoking any proxy heretofore given.

IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3, AND THREE YEARS UNDER ITEM 4.

All votes must be received by 4:00 P.M., Central Daylight Time, May 9, 2013.

PROXY TABULATOR FOR EDGEN GROUP INC. P.O. BOX 8016 CARY, NC 27512-9903

EVENT #
CLIENT #

Proxy — (Edgen Group Inc.)
Annual Meeting of Stockholders
May 10, 2013, 10:00 A.M. (Central Daylight Time)
This Proxy is Being Solicited on Behalf of the Board of Directors

The undersigned appoints David L. Laxton, III and Joell M. Keller (the “Named Proxies”) and each of them as the true and lawful attorneys and proxies for the undersigned, with full power of substitution, and authorizes them, and each of them, to vote the shares of common stock of Edgen Group Inc., a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 18444 Highland Road, Baton Rouge, LA 70809, on Friday, May 10, 2013, at 10:00 a.m. (CDT) and at any continuation, adjournments or postponement thereof.

The purpose of the Annual Meeting is to take action on the following:
1.	To elect two Class I directors to hold office for a three-year term ending at the 2016 Annual Meeting of Stockholders or until their successors are elected and qualified;
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;
3.	To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers (“say-on-pay” vote);
4.	To approve, on an advisory (non-binding) basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers (“say-on-frequency” vote); and
5.	To transact other business as may properly be brought before the Annual Meeting of Stockholders and at any adjournment or postponement thereof.
The Board of Directors of the Company recommends a vote “FOR” all nominees for director, “FOR” proposals 2 and 3, and 3 years on proposal 4.

This proxy, when properly marked, signed, dated and returned, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director and “FOR” each of the proposals 2 and 3, and 3 years on proposal 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting of Stockholders and at any continuation, adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

If you plan to attend the meeting in person, ☐ please mark this box.